UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

GLOBAL MEDICAL REIT INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee paid on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

CHAIRMAN’S LETTER

March 31, 2022

Dear Stockholder:

On behalf of the Board of Directors of Global Medical REIT Inc., a Maryland corporation, I cordially invite you to attend our annual meeting of stockholders on May 11, 2022, at 10:00 a.m. (ET), to be held virtually, by remote communication. To attend the meeting, you must register at https://viewproxy.com/gmre/2022/htype.asp by 11:59 p.m. (ET) on May 9, 2022.

We believe that the online tools we have selected will facilitate stockholder communication, allowing stockholders to communicate with us in advance of, and during, the Annual Meeting. During the live Q&A session of the Annual Meeting, we may answer questions as they come in and address those asked in advance, to the extent relevant to the business of the Annual Meeting, as time permits.

Both stockholders of record and street name stockholders will be able to attend the Annual Meeting via live audio webcast, submit their questions during the meeting, and vote their shares electronically at the Annual Meeting.

If you are a registered holder, your virtual control number will be on your Notice of Internet Availability of Proxy Materials or proxy card.

If you hold your shares beneficially through a bank or broker, you must provide a legal proxy from your bank or broker during registration, and you will be assigned a virtual control number in order to vote your shares during the Annual Meeting. If you are unable to obtain a legal proxy to vote your shares, you will still be able to attend the Annual Meeting (but will not be able to vote your shares) so long as you demonstrate proof of stock ownership. Instructions on how to connect and participate via the Internet, including how to demonstrate proof of stock ownership, are posted at https://viewproxy.com/gmre/2022/htype.asp. On the day of the Annual Meeting, you may only vote during the meeting by e-mailing a copy of your legal proxy to virtualmeeting@viewproxy.com in advance of the meeting.

We look forward to seeing you at the Annual Meeting.

Sincerely,

Jeffrey Busch
Chairman of the Board, Chief Executive Officer and
President

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NOTICE OF 2022 ANNUAL MEETING OF STOCKHOLDERS

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held Virtually on May 11, 2022

The Proxy Statement and 2021 Annual Report are available online at https://www.viewproxy.com/GMRE/2022 and in the “Investor Relations” section of our website at http://www.globalmedicalreit.com.

The 2022 Annual Stockholder Meeting of Global Medical REIT Inc., a Maryland corporation (the “Company”), will be held virtually via live webcast on May 11, 2022, at 10:00 a.m. (ET). To attend the meeting, you must register at https://viewproxy.com/gmre/2022/htype.asp by 11:59 p.m. (ET) on May 9, 2022.

Items of Business

As a stockholder, you will be asked to:

1.	elect eight nominees to serve as directors on our Board of Directors (our “Board of Directors” or our “Board”), each to serve until the next annual meeting of stockholders and until her or his successor is duly elected and qualifies;

2.	consider and vote on an advisory resolution to approve named executive officer (“NEO”) compensation;

3.	consider and vote on the ratification of the appointment of Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm for the year ending December 31, 2022; and

4.	transact such other business as May properly be brought before the Annual Meeting and at any adjournment or postponement thereof.

Record Date

The Board of Directors has fixed the close of business on March 15, 2022, as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof.

Proxy Voting

You may authorize your proxy on the Internet or by phone. For a beneficial holder to vote at the meeting, you must submit a copy of your legal proxy to virtualmeeting@viewproxy.com in advance of the meeting. We encourage you to instruct us on the Internet as to the authorization of your proxy. Instructions for authorizing your vote are contained on the Notice of Internet Availability. If for any reason you should decide to revoke your proxy, you may do so at any time prior to its exercise at the Annual Meeting.

Virtual Meeting

To attend the meeting, you must register at https://viewproxy.com/gmre/2022/htype.asp by 11:59 p.m. (ET) on May 9, 2022. A unique join link to the Annual Meeting and a password will be provided to each stockholder who registers to attend the Annual Meeting. Whether or not you plan to attend the Annual Meeting virtually, your vote is very important, and we encourage you to authorize your proxy as promptly as possible. If you vote by proxy, but later decide to attend the Annual Meeting virtually, or for any other reason desire to revoke your proxy, you may still do so by following the procedures set forth in the proxy statement.

As permitted by the Securities and Exchange Commission (the “SEC”), the Company is sending a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) to all stockholders of record. All stockholders will have the ability to access the Proxy Statement and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 as filed with the SEC on March 1, 2022 (the “Annual Report”) on a website referred to in this Notice of Internet Availability or to request a printed set of these materials at no charge. Instructions on how to access these materials over the Internet or to request a printed copy may be found in this Notice of Internet Availability.

In addition, any stockholder may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. Choosing to receive future proxy materials by email will save the Company the cost of printing and mailing documents to stockholders and will reduce the impact of annual meetings on the environment. A stockholder’s election to receive proxy materials by email will remain in effect until the stockholder terminates it.

We look forward to speaking with you at the meeting.

Bethesda, Maryland	On behalf of the Board of Directors,

March 31, 2022

Jamie Barber
General Counsel and Secretary

PROXY STATEMENT

This proxy statement, including the information incorporated by reference herein (collectively, this “Proxy Statement”), provides information about the 2022 Annual Meeting of Stockholders of Global Medical REIT Inc., a Maryland corporation.

Meeting Information
Date:	May 11, 2022
Time:	10:00 a.m. Eastern Time
Virtual Meeting:	Register at: https://viewproxy.com/gmre/2022/htype.asp
Record Date:	Close of Business on March 15, 2022

How to Vote
Your vote is important. You May authorize your proxy in advance of the meeting via the Internet, by telephone or by mail, or by attending and voting online at the 2022 Annual Meeting of Stockholders. Please refer to the Notice of Internet Availability, proxy card or voter instruction form for detailed voting instructions.

The Notice of Internet Availability and this Proxy Statement and form of proxy were first made available to stockholders on the Internet on March 31, 2022.

Voting Items	Board Vote Recommendation
Elect eight nominees to serve as directors on our Board of Directors (our “Board of Directors” or our “Board”), each to serve until the next annual meeting of stockholders and until her or his successor is duly elected and qualifies. See “Proposal 1 – Election of Directors.”	FOR each nominee
Consider and vote on an advisory resolution to approve named executive officer (“NEO”) compensation. See “Proposal 2 – Advisory Vote on Named Executive Officer Compensation.”	FOR this proposal
Consider and vote on the ratification of the appointment of Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm for the year ending December 31, 2022. See “Proposal 3 – Ratification of Appointment of Independent Registered Public Accounting Firm.”	FOR this proposal

CONTACT INFORMATION AND GENERAL INFORMATION

The Board of Directors of Global Medical REIT Inc., a Maryland corporation, has made these materials available to you on the Internet in connection with the Company’s solicitation of proxies for its Annual Meeting to be held on May 11, 2022, virtually, by remote communication, at 10:00 a.m. (ET). These materials were first made available to stockholders on the Internet on March 31, 2022. Unless the context requires otherwise, references in this Proxy Statement to “we,” “our,” “us,” “our Company” and the “Company” refer to Global Medical REIT Inc.

The mailing address of our principal executive office is c/o Global Medical REIT Inc., 2 Bethesda Metro Center, Suite 440, Bethesda, MD 20814, Attention: Chief Operating Officer, and our main telephone number is (202) 524-6851. We maintain an Internet website at http://www.globalmedicalreit.com. Information at or connected to our website is not and should not be considered part of this Proxy Statement.

Pursuant to rules adopted by the SEC, we are providing access to our proxy materials via the Internet, instead of mailing printed copies. Accordingly, we are sending a Notice of Internet Availability on or about March 31, 2022, to our stockholders of record as of the close of business on March 15, 2022, the record date. Most stockholders will not receive printed copies of the proxy materials unless they request them. Instead, the Notice of Internet Availability will instruct you as to how you may access and review all the proxy materials on the Internet. The Notice of Internet Availability also instructs you as to how to authorize your proxy to vote online, by phone and how to request a paper copy of the Proxy Statement and 2021 Annual Report if you so desire. If you would like to receive a paper or email copy of our proxy materials, you should follow the instructions for requesting such materials in the Notice of Internet Availability.

The SEC rules permit us, with your permission, to deliver a single proxy statement and annual report to any household at which two or more stockholders of record reside at the same address. Each stockholder will continue to receive a separate proxy card. This procedure, known as “householding,” reduces the volume of duplicate information you receive and reduces our expenses. Stockholders of record authorizing their vote by mail can choose this option by marking the appropriate box on the proxy card included with this Proxy Statement. Stockholders of record authorizing their vote via telephone or over the Internet can choose this option by following the instructions provided by telephone or over the Internet, as applicable.

Once given, a stockholder’s consent will remain in effect until he or she revokes it by notifying us. If you revoke your consent, we will begin sending you individual copies of future mailings of these documents within 30 days after we receive your revocation notice.

Stockholders of record who elect to participate in householding may also request a separate copy of future proxy statements and annual reports by contacting us at the address and main telephone number above.

Institutions that hold shares in street name for two or more beneficial owners with the same address are permitted to deliver a single proxy statement and annual report to that address.

Any such beneficial owner can request a separate copy of this Proxy Statement or the 2021 Annual Report by contacting us as described above. Beneficial owners with the same address who receive more than one Proxy Statement and 2021 Annual Report may request delivery of a single Proxy Statement and 2021 Annual Report by contacting the Corporate Secretary in writing at the address and main telephone number above.

No person is authorized to give any information or to make any representation not contained in this Proxy Statement and, if given or made, you should not rely on that information or representation as having been authorized by us. The delivery of this Proxy Statement does not imply that the information herein has remained unchanged since the date of this Proxy Statement.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

When and Where is the Annual Meeting?

The Annual Meeting will be held May 11, 2022, at 10:00 a.m. (ET). The Annual Meeting will be conducted via a virtual format (i.e., no physical meeting will take place). A unique join link to the Annual Meeting and a password will be provided to each stockholder who registers to attend the Annual Meeting, as described below.

What is the Purpose of the Annual Meeting?

At the Annual Meeting, stockholders will vote upon matters described in the Notice of Annual Meeting and this Proxy Statement. In addition, once the business of the Annual Meeting is concluded, members of management will respond to questions raised by stockholders, as time permits.

How Do I Register for the Annual Meeting?

Please visit https://viewproxy.com/gmre/2022/htype.asp to register to attend the Annual Meeting.

ALL REGISTRATIONS MUST BE RECEIVED BY 11:59 p.m. (ET) ON May 9, 2022.

•	If you hold your shares in your name and have received a Notice of Internet Availability or proxy card, please click “Registration for Registered Holders” and enter your name, phone number, e-mail address and indicate if you plan to vote at the meeting.

•	If you hold your shares through a bank or broker, please click “Registration for Beneficial Holders” and enter your name, phone number, e-mail address and indicate if you plan to vote at the meeting. Then please upload or email a copy of your legal proxy that you have obtained from your bank or broker to virtualmeeting@viewproxy.com.

•	Beneficial holders must submit a copy of their legal proxy from their bank or broker if they wish to vote their shares at the Annual Meeting.

•	If a beneficial holder wants to attend the meeting and not vote, they will need to provide proof of ownership (see below “How Do I Demonstrate Proof of Stock Ownership?”) during registration.

How Do I Demonstrate Proof of Stock Ownership?

•	If you are a registered holder, the proof of your stock ownership is your name and address as it appears on the proxy card or Notice of Internet Availability you have received. Our team will crosscheck this with a list of all registered holders to confirm your ownership.

•	If you are a beneficial holder (meaning, you hold your shares at a bank or broker), your proof will be the copy of your legal proxy that you obtain from your bank or broker, a copy of your voter instruction form, proxy card, Notice of Internet Availability, or current broker statement. Please upload or email proof of stock ownership to virtualmeeting@viewproxy.com.

What is the Difference Between a Stockholder of Record and a Beneficial Owner of our Common Stock Held in Street Name?

Stockholder of Record. If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC (“AST”), you are considered the stockholder of record with respect to those shares, and we sent the Notice of Internet Availability directly to you.

Beneficial Owner of Stock Held in Street Name. If your shares are held in an account at a broker, bank or other nominee, then you are the beneficial owner of those shares in “street name,” and the Notice of Internet Availability has been forwarded to you by your broker, bank or other nominee who is considered the stockholder of record with respect to those shares. As a beneficial owner, you have the right to instruct your broker, bank or other nominee on how to vote the shares held in your account. Those instructions are contained in a “vote instruction form.”

I’ve Submitted My Registration — What Happens Now?

•	A member of our team will review and confirm your registration.

•	If you are a beneficial holder and want to attend the virtual Annual Meeting and not vote, you will need to provide proof of stock ownership (see “How Do I Demonstrate Proof of Stock Ownership?”).

•	An e-mail will be sent with the link to attend the Annual Meeting.

•	Two days prior to the meeting, you will receive the password that you will need to attend the virtual Annual Meeting.

•	You will need the password to attend the virtual Annual Meeting.

•	If you have indicated that you will be voting at the virtual Annual Meeting, and you are a registered holder, your virtual control number is on your Proxy Card or Notice of Internet Availability. You will need your virtual control number to vote your shares during the virtual Annual Meeting.

•	If you are a beneficial holder and want to vote at the virtual Annual Meeting, you must upload a copy of your legal proxy which you need to obtain from your bank or broker and then a virtual control number will be e-mailed to you. You will need your virtual control number to vote your shares during the virtual Annual Meeting.

Who can Attend the Annual Meeting?

All our common stockholders of record as of the close of business on March 15, 2022, the record date for the Annual Meeting, or their duly appointed proxies, may attend the Annual Meeting.

How Do I Attend the Annual Meeting?

If you have registered for the Annual Meeting at: https://viewproxy.com/gmre/2022/htype.asp, please refer to your meeting invitation e-mail for your unique join link. Please click that link and use the password that was e-mailed to you two days prior to the meeting. This will give you access to the Global Medical REIT Inc. 2022 Annual Meeting.

Where Can I Find My Virtual Control Number?

•	You first must register to attend the meeting at: https://viewproxy.com/gmre/2022/htype.asp.

•	If you have indicated that you will be voting at the meeting, and you are a registered holder, your virtual control number is on your proxy card or Notice of Internet Availability.

•	If you are a beneficial holder and want to vote at the meeting, you must upload a copy of your legal proxy which is obtained from your bank or broker and then a virtual control number will be e-mailed to you.

Who May Vote?

You may vote if you were the record owner of shares of our common stock at the close of business on March 15, 2022, the record date for the Annual Meeting. Each share of our common stock owned as of the record date has one vote.

How Do I Vote?

There are four ways to vote, either by authorizing a proxy or voting at the Annual Meeting:

•	During the Meeting. See “How Do I Vote During the Meeting?” below.

•	Via the Internet. You may vote by proxy via the Internet by following the instructions provided in the Notice of Internet Availability.

•	By Phone. You may vote by proxy via telephone by following the instructions provided in the Notice of Internet Availability.

•	By Mail. If you requested to receive printed proxy materials, you can also vote by mail pursuant to instructions provided on the proxy card.

How Do I Vote During the Meeting?

During the Annual Meeting, please visit www.AALvote.com/GMRE to vote your shares during the meeting while the polls are open. You will need your Virtual Control Number to vote your shares.

•	If you have indicated that you will be voting at the meeting, and you are a registered holder, your virtual control number is on your proxy card or Notice of Internet Availability.

•	If you are a beneficial holder and want to vote at the meeting, you must upload a copy of your legal proxy which is obtained from your bank or broker and then a virtual control number will be e-mailed to you.

I Am Trying to Access the Meeting, But I Cannot Get In, Why?

Please be sure that you have already registered to attend the Annual Meeting. If your registration has been accepted and you still cannot access the meeting, be sure that you have downloaded the required software. If you are still having a problem, please e-mail virtualmeeting@viewproxy.com

What If I Hold Multiple Positions and Have Multiple Virtual Control Numbers?

You will only need the password to access the meeting, however you will need to use each virtual control number to vote each position.

What am I voting on?

Our Board of Directors is soliciting your vote for:

(1)	the election of eight directors (each to serve until the next annual meeting of stockholders and until her or his successor is duly elected and qualifies);

(2)	an advisory resolution to approve NEO compensation;

(3)	the ratification of the appointment of Deloitte as our independent registered public accounting firm for the year ending December 31, 2022; and

(4)	any other business that properly comes before the Annual Meeting and any adjournment or postponement thereof.

What are the Board of Directors’ recommendations?

Our Board of Directors recommends you vote:

(1)	“FOR” the election of each nominee named in this Proxy Statement (see Proposal No. 1);

(2)	“FOR” the advisory resolution approving NEO compensation (see Proposal No. 2);

(3)	“FOR” ratification of the appointment of Deloitte as our independent registered public accounting firm for the year ending December 31, 2022 (see Proposal No. 3).

How many votes do I have?

You are entitled to one vote for each whole share of our common stock you held as of the close of business on March 15, 2022. Our stockholders do not have the right to cumulate their votes for directors.

How are proxies voted?

All shares represented by valid proxies received prior to the Annual Meeting will be voted and, where a stockholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the stockholder’s instructions. If no instructions are given in a duly authorized proxy, shares will be voted in accordance with the Board’s recommendations.

Can I change my vote after I have voted?

You may revoke your proxy and change your vote at any time before the vote at the Annual Meeting. You may authorize your proxy to vote again on a later date prior to the Annual Meeting via the Internet or phone (in which case only your latest Internet proxy or phone proxy submitted prior to the Annual Meeting will be counted), by signing and returning a new proxy card or vote instruction form with a later date, or by attending the Annual Meeting and voting virtually. However, your attendance at the Annual Meeting will not automatically revoke your proxy unless you vote again at the Annual Meeting or specifically request that your prior proxy be revoked by delivering a written notice of revocation to the Company’s Secretary prior to the Annual Meeting.

Will my shares be voted if I do not provide my proxy?

It depends on whether you hold your shares in your own name or in the name of a bank or brokerage firm. If you hold your shares directly in your own name, they will not be voted unless you provide a proxy or vote virtually at the Annual Meeting.

Brokerage firms generally have the authority to vote customers’ non-voted shares on certain “routine” matters. If your shares are held in the name of the brokerage firm, the brokerage firm can vote your shares for the ratification of Deloitte as our registered independent public accounting firm for the year ending December 31, 2022 (Proposal No. 3) if you do not timely provide your voting instructions, because this matter is considered “routine” under the applicable rules. The other items (Proposals Nos. 1 and 2) are not considered “routine” and therefore may not be voted upon by your broker without instructions.

What constitutes a quorum for the Annual Meeting?

As of the close of business on the record date for the Annual Meeting, there were 65,394,886 shares of our common stock issued and outstanding and entitled to vote at the Annual Meeting. In order to conduct the Annual Meeting, a majority of the votes entitled to be cast must be present in person, including virtually, or by proxy. This is referred to as a “quorum.” If you submit a properly executed proxy card or vote on the Internet or by phone, you will be considered part of the quorum. Abstentions and broker “non-votes” will be counted as present and entitled to vote for purposes of determining a quorum. A broker “non-vote” occurs when a bank, broker or other nominee who holds shares for another person has not received voting instructions from the owner of the shares and, under the applicable rules, does not have discretionary authority to vote on a matter. If a quorum is not present, the Annual Meeting will be adjourned until a quorum is obtained. No business may be conducted at the Annual Meeting if a quorum is not present.

What vote is required to approve an item of business at the Annual Meeting?

Election of Directors (Proposal No. 1). The affirmative vote of a majority of the votes cast at the Annual Meeting is required to elect a director. For purposes of this vote, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the results of the vote for this proposal, although they will be considered present for the purpose of determining the presence of a quorum.

Advisory Vote on NEO Compensation (Proposal No. 2). The affirmative vote of a majority of the votes cast at the Annual Meeting is required to approve this proposal. For purposes of this vote, abstentions and broker-non-votes will not be counted as votes cast and will have no effect on the result of the vote for this proposal, although abstentions and broker non-votes will be considered present for the purpose of determining the presence of a quorum.

Ratification of the Appointment of Deloitte (Proposal No. 3). The affirmative vote of a majority of the votes cast at the Annual Meeting is required to approve this proposal. For purposes of this vote, abstentions will not be counted as votes cast and will have no effect on the result of the vote for this proposal, although abstentions will be considered present for the purpose of determining the presence of a quorum. Because brokers are entitled to vote on Proposal 3 without specific instructions from beneficial owners, there will be no broker non-votes on this matter.

Where can I find the voting results of the Annual Meeting?

The Company intends to announce preliminary voting results at the Annual Meeting and disclose final results in a Current Report on Form 8-K filed with the SEC within four business days after the Annual Meeting. If final results are not yet known within that four-business day period, the Company will disclose preliminary voting results in a Form 8-K and file an amendment to the Form 8-K to disclose the final results within four business days after such final results are known.

How can a stockholder propose business to be brought before next year’s annual meeting?

Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we must receive any stockholder proposals intended to be presented at our 2023 annual meeting of stockholders on or before December 1, 2022, for a proposal to be eligible to be included in the Proxy Statement and form of proxy to be distributed by the Board of Directors for that meeting. In addition, if you desire to otherwise present a stockholder proposal or director nomination before our 2023 annual meeting, you must comply with our bylaws, which require that you provide written notice of such proposal or nomination, as well as additional information set forth therein, no earlier than November 1, 2022 and no later than 5:00 p.m., Eastern Time, on December 1, 2022; provided, however, that in the event that the date of the annual meeting is advanced or delayed by more than 30 days from May 11, 2023, in order for notice by the stockholder to be timely, such notice must be so delivered not earlier than the 150th day prior to the date of such annual meeting and not later than 5:00 p.m., Eastern Time, on the later of the 120th day prior to the date of such annual meeting, as originally convened, or the tenth day following the day on which public announcement of the date of such meeting is first made.

In addition, to comply with the universal proxy rules (once effective), stockholders who intend to solicit proxies in support of director nominees other than the Company nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act, no later than March 12, 2023.

How are proxies solicited?

We are soliciting proxies by furnishing this Proxy Statement and proxy card to our stockholders. The costs and expenses of soliciting proxies from stockholders will be paid by the Company. Employees, officers, and directors of the Company may also solicit proxies by telephone or in person, without additional compensation for such activities. In addition, we will, upon request, reimburse brokerage houses and other custodians, nominees, and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation material to the beneficial owners of common stock.

OVERVIEW OF 2021 PERFORMANCE

Portfolio Growth of 17.5%

The Company continued its high acquisition growth rate during 2021. From January 1, 2021 through December 31, 2021, the Company acquired approximately $200 million of gross real estate investments, and ended 2021 with over $1.3 billion in investments with a portfolio weighted average capitalization rate of 7.8%. The Company’s portfolio has a compound annual growth rate of 62% since its initial public offering in 2016 through December 31, 2021.

Total Stockholder Return of 142.8% since 2018 and 43.5% in 2021

Since December 31, 2018, the Company’s common stock has increased 142.8% on a total return basis. The chart below compares the Company’s total return performance to the MSCI U.S. REIT Index:

During 2021, the Company’s common stockholders earned 43.5% on a total return basis. The chart below compares the Company’s total return performance to the MSCI U.S. REIT Index:

PROPOSAL 1 — ELECTION OF DIRECTORS

Directors and Executive Officers

The following table provides information about the individuals nominated for election as directors at the Annual Meeting and our executive officers as of the date of this Proxy Statement.

Name	Age	Position
Jeffrey Busch	64	Chairman of the Board, Chief Executive Officer and President
Robert Kiernan	56	Chief Financial Officer and Treasurer
Alfonzo Leon	46	Chief Investment Officer
Danica Holley	49	Chief Operating Officer
Jamie Barber	45	General Counsel and Secretary
Henry Cole†	77	Director
Matthew L. Cypher, Ph.D.†	45	Director
Ronald Marston†	79	Director
Dr. Roscoe Moore†	77	Director
Zhang Huiqi	32	Director
Lori Wittman†	63	Director
Paula Crowley†	67	Director

†	This individual is independent in accordance with the listing standards of the New York Stock Exchange (“NYSE”).

Nominees for Election as Directors

The Board is currently comprised of eight directors and the Board has nominated each of the individuals named below for election to the Board to serve until the 2023 annual meeting of stockholders and until a successor is elected and qualifies. This section gives information about the nominees for election as directors: Mr. Jeffrey Busch, Mr. Henry Cole, Mr. Matthew L. Cypher, Ph.D., Mr. Ronald Marston, Dr. Roscoe Moore, Miss Zhang Huiqi, Ms. Lori Wittman and Ms. Paula Crowley. Our Nominating and Corporate Governance Committee has recommended that each of these nominees be elected to the Board to serve until the 2023 annual meeting of stockholders and until a successor is elected and qualifies. Each of the nominees has agreed to serve as a director if elected.

The Board of Directors recommends a vote FOR the nominees.

Biographical Information for Nominees for Director

Jeffrey Busch. Director since September 2014. Mr. Busch has been an active investor in the real estate industry since 1985. Mr. Busch also has served as Chairman and President of our Company from August 2015 to present and has served as Chief Executive Officer of our Company since August 2017. His experience includes developing numerous properties in various asset classes, owning and managing real estate in several states, including rental housing, and a wide variety of commercial real estate. Since 2001, Mr. Busch has also served as President of Safe Blood International Foundation, where he oversees the establishment of medical facilities in 35 developing nations, funded by the CDC and USAID, Exxon Mobil, and the Gates Foundation. Mr. Busch has had presidential appointments in two presidential administrations, one in the Department of Housing and Urban Affairs and the other at the United Nations in Geneva, where he served as a United States delegate. Prior to the completion of the Company’s management internalization transaction on July 9, 2020 (the “Internalization”), pursuant to which the Company acquired all the outstanding shares of capital stock of Inter-American Group Holdings Inc. (“IAGH”), the parent company of Inter-American Management LLC, our former external advisor (“IAM”), Mr. Busch served as President of IAM, as well as a Director since 2013 and was an owner of 15% of the outstanding common stock of IAGH. Since October 2014, Mr. Busch has served as Chairman of the Board of American Housing REIT Inc., which was managed by IAM. Mr. Busch served as a director of American Pacific Bankcorp, Inc. (APB) through February 2020. Mr. Busch also serves as the Chairman of the Board of Directors of Theralink Technologies (OTC: THER)(“Theralink”), which was formerly known as OncBioMune Pharmaceuticals, Inc. and changed its name to Theralink after completing the purchase of the assets of Avant Diagnostics, Inc. (“Avant”), a cancer diagnostics company. Prior to the purchase of the assets of Avant by Theralink, Mr. Busch served as Chairman of the Board of Directors of Avant. Mr. Busch holds a B.A. from New York University in the Stern School of Business, a Masters of Public Administration from New York University, and a J.D. from Emory University.

The Nominating and Corporate Governance Committee of our Board has concluded that Mr. Busch should serve as a director because of his significant experience with developing and managing real estate assets.

Henry Cole. Lead Independent Director, director since August 2015, Chair of the Compensation Committee and member of the Audit Committee. In supporting the Company and its stockholders, Mr. Cole draws on over 40 years of successful executive management and implementation of health and medical programs involving innovations in technology, market development and service delivery. Mr. Cole serves as President of Global Development International, LLC, a position he has held since 2007. In this position he has provided development support, management and oversight for companies and varied program initiatives in medical and healthcare programs and products. This has included Instant Labs Medical Diagnostics, Inc. (molecular diagnostics, hospital based infections); MedPharm, Inc. (global and developing country hospital and clinic support); Global MD, Inc. (global physicians network); MPRC Group, LTD, Lebanon and US (medical equipment, medical system planning and support throughout the Middle East); Integrated Health Services LTD, India (health services planning for India); Karishma Health Care LTD, India (hospital medical systems software for India, US, Africa) and various others. Mr. Cole previously served from 2007-2010 as Vice President for Strategy at Camris International, Inc., with focus on technologies and services for infectious disease, for radiation diagnostics, and for pulmonary care. From 1981 to 2005 Mr. Cole served as President and Corporate Officer at Futures Group International and Futures Group Holdings. Under his direction, corporate programs expanded to offices in over 40 countries. At Futures, Mr. Cole oversaw programs that included policy, planning, services and facilities addressing public and private sector infectious disease response in over 35 countries. In addition, he was a founder and served as executive for a subsidiary for national health planning and services (Futures Group UK); for a subsidiary in US rehabilitation services providers (Futures Health Corps); and for a subsidiary in global medical equipment distribution (North Star Health). From 1971-1979 Mr. Cole was Director of Population Programs at the Center for Advanced Studies of General Electric. Earlier he served on the Faculty of Economics, Tulane University (1969 – 1972) and The US President’s Council of Economic Advisors as staff intern (1969 – 1970).

Mr. Cole has served on the boards of numerous organizations. In addition to the Futures Group Holding company and the associated companies, Mr. Cole’s previous board positions have also included: the cancer diagnostics company, Avant to June 2020; The Millennium Project to 2006; the Futures Institute for Sustainable Development to 2009; The Foundation Against HIV and AIDS to 2011; Kids Save International to 2012; Triple Win International to 2013; and others.

Mr. Cole holds a B.A. in Economics from Yale University and an MA as well as completed Ph.D. studies (ABD) in Political Economy, with written comprehensive exams and faculty oral exams completed, from The Johns Hopkins University. Mr. Cole has worked in and supported offices in over 40 countries, with in-depth experience beyond the multiple locations in the United States and Great Britain to include Egypt, Turkey, Ghana, Cameroon, Kenya, Sudan, Sahelian Africa, Haiti, Trinidad, Bahamas, Philippines, China, Indonesia, and India.

Mr. Cole has a son who is an employee of the Company, performing operational management services for the Company.

The Nominating and Corporate Governance Committee of our Board has concluded that Mr. Cole should serve as a director in recognition of his abilities to assist our Company in expanding its business and the contributions he can make to our strategic direction.

The Nominating and Corporate Governance Committee of our Board also took into account that Mr. Cole is “independent” under SEC Rule 10A-3 and under Sections 303A.02 and 303A.07 of the listing standards of the NYSE and that his financial expertise qualifies him to serve on our Audit Committee.

Matthew L. Cypher, Ph.D. Director since March 2016. In July 2012, Dr. Cypher joined the faculty at Georgetown University’s McDonough School of Business as the director of the Real Estate Finance Initiative (since April 2015, the Steers Center for Global Real Estate). He serves as an Atara Kaufman Professor of Real Estate at both the graduate and undergraduate levels and tailors coursework to teach the Four Quadrants of the real estate capital markets — public, private, debt and equity. From 2005 to 2012, he served as a director at Invesco Real Estate (“Invesco”) where he was responsible for oversight of the underwriting group, which acquired $10.2 billion worth of institutional real estate during his leadership tenure. Dr. Cypher personally underwrote $1.5 billion of acquisitions culminating with the purchase of 230 Park Avenue in New York, which Invesco acquired on behalf of its client capital in June 2011. He also oversaw the valuations group, which marked to market Invesco’s more than $13 billion North American portfolio and served as a member of the firm’s investment committee and investment strategy group. He has held positions as an Adjunct Professor at Southern Methodist University and a Visiting Professor at University of Texas at Arlington.

Dr. Cypher holds a B.S. from Penn State University and a Masters and a Ph.D. from Texas A&M University.

The Nominating and Corporate Governance Committee of our Board has concluded that Dr. Cypher should serve as a director because of his extensive knowledge in real estate.

Ronald Marston. Director since August 2015. Mr. Marston has more than 40 years of experience in international healthcare and is known as an international authority on healthcare systems and trends. In 1973, Mr. Marston joined HCA International (now Health Care Corporation of America), a subsidiary of Hospital Corporation of America and was employed there through 1990. In 1980 he was promoted to CEO & Chairman of HCA United Kingdom. In 1987, he was promoted to President and CEO of HCA International with responsibility for all development and operations internationally. Under Mr. Marston’s leadership, HCA International grew to include 10 hospitals and seven nursing homes in the United Kingdom; 10 hospitals in Australia; five hospitals and 55 clinics in Central and South America; a management contract for the restructuring of the Singapore General Hospital; a commissioning and management contract for the King Fahad National Guard Hospital in Riyadh, Saudi Arabia; and the longest standing recruitment contract in Saudi Arabia. Hospital Corporation of America sold HCA International in 1989 after the company elected to go private. After the sale, Mr. Marston and his management team acquired certain assets and management contracts and he became the founder, Chairman, and CEO of the resulting privately held company, Health Care Corporation of America, doing business as HCCA International, where he was CEO and President, positions he held until 2010. He sold his interest in HCCA International in 2010 and then started two companies of his own, Southern Manor Living Centers LLC and HCCA Management Company. Mr. Marston was the founder and served as CEO of Southern Manor Living Centers LLC, three assisted living facilities in Tennessee (which he sold in November 2019), and HCCA Management Company, where he is Founder and CEO doing business in the international healthcare industry.

Mr. Marston’s previous experience was with Vanderbilt University Medical Center (“Vanderbilt”) from 1968 to 1973. Prior to joining Vanderbilt, he was responsible for the training and administration of the 400 bed, Twelfth Evacuation Hospital located in Cu Chi, Republic of Vietnam and a graduate of the airborne school in Fort Benning, GA. Mr. Marston holds a B.A. from Tennessee Technological University; a Certificate in Healthcare Administration from the Academy of Health Service; and a Ph.D. in Management from California Western University.

The Nominating and Corporate Governance Committee of our Board has concluded that Mr. Marston should serve as a director in recognition of his abilities to assist our Company in expanding its business and the contributions he can make to our strategic direction.

Dr. Roscoe Moore. Director since August 2015. Until his retirement in 2003, Dr. Roscoe M. Moore, Jr. served with the United States Department of Health and Human Services (“HHS”) and was responsible for the last twelve years of his career for global development support within the Office of the Secretary, HHS, with primary emphasis on Continental Africa and other less-developed countries. Dr. Moore was a career officer within the Commissioned Corps of the United States Public Health Service entering with the U.S. National Institute of Health and rising to the rank of Assistant United States Surgeon General within the Immediate Office of the Secretary, HHS. Dr. Moore served as an Epidemic Intelligence Service Officer with the U.S. Centers for Disease Control and Prevention (“CDC”). He was with the Center for Veterinary Medicine, U.S. Food and Drug Administration, before becoming Senior Epidemiologist within the National Institute for Occupational Safety and Health, CDC. Dr. Moore has conducted clinical research on infectious diseases, has evaluated the safety and effectiveness of medical devices, and has conducted relevant epidemiological research on the utilization experience and human health effects of medical devices and radiation.

Dr. Moore served on the Fogarty International Center Advisory Board of Directors, NIH from 2009 to 2013. He served on the Alumni Board of Directors, School of Public Health, University of Michigan from 1987 to 1993. Dr. Moore served on the Dean’s Alumni Council, Bloomberg School of Public Health, at Johns Hopkins University from 1998 to 2002. He has also served as an Affiliate Associate Professor of Environmental Health for the University of Washington, Seattle from 1994 to 2003 and as an Adjunct Professor of Epidemiology, for the Medical University of Southern Africa, Pretoria, South Africa from 1999 to 2002. He served on the Board of Directors for the Africa Center for Health and Human Security, at George Washington University from 2006 to 2009. Dr. Moore served as an Adjunct Professor of Epidemiology, at University of Hanoi, Vietnam from 1999 to 2002. Dr. Moore is the Founder and President of PH RockWood Corporation, which is focused on the prevention, treatment, and control of infectious diseases worldwide. Dr. Moore has served on the Board of Directors for Biodefense Gamma LLC since 2009, a company that specializes in purified gamma globulin therapy for several infectious diseases. Dr. Moore serves on the Board of Trustees for Friends of the University of Stellenbosch Foundation, a position he has held since 2005, the Board of Directors for the Safe Blood for China Foundation, a position he has held since 2004, and the Board of Directors for Constituency for Africa since 2004 and served as its Interim Chairman. Dr. Moore currently serves on the Board of Directors of Immune Therapeutics (OTC: IMUN), a position he has held since 2018 and on the Board of Directors of OyaGen Inc. Dr. Moore currently serves on the Board of Advisors for the Institute of Human Virology, School of Medicine, University of Maryland, and served the Board of Directors for the Global Virus Network from September 2019 until March 2022.

Dr. Moore served as Chairperson for the Washington Suburban Sanitation Commission (2011-2012). Dr. Moore served as Commissioner for the Maryland Health Care Commission, appointed by the Governor of Maryland in 2008. Dr. Moore received his B.S. and Doctor of Veterinary Medicine (D.V.M.) degrees from Tuskegee Institute; his Masters of Public Health degree in Epidemiology from the University of Michigan; and his Ph.D. in Epidemiology from the Johns Hopkins University.

The Nominating and Corporate Governance Committee of our Board has concluded that Dr. Moore should serve as a director in recognition of his abilities to assist our Company in expanding its business and the contributions he can make to our strategic direction.

Zhang Huiqi. Director since March 2016. Miss Zhang is currently a Non-Executive Director of Xingye Wulian Service Group Co. Ltd., whose shares are listed on the Main Board of The Stock Exchange of Hong Kong Limited (Stock Code:9916), and the supervisor for Henan Hongguang Real Estate Limited, a company primarily engaged in property development in China, and Henan Zensun Corporate Development Group Company Limited, a company mainly engaged in investment of city infrastructure and related public facilities, finance, commerce, tourism, culture, hotel and agriculture, as well as providing consulting services in investment management, asset management and business administration. She has held such supervisory position since January 2013 for Henan Hongguang Real Estate Limited and September 2013 for Henan Zensun Corporate Development Company Limited.

Prior to Heng Hongguang Real Estate Limited and Henan Zensun Corporate Development Company Limited, Miss Zhang was a full-time student. Miss Zhang graduated from the University College London and obtained a Master of Science in Project and Enterprise Management in 2015. She holds a Master of Science in Management from the University of Leicester (2013) and a Bachelor of Management in Business Administration (Information Management and Information Systems) from Beijing Forestry University (2011).

The Nominating and Corporate Governance Committee of our Board has concluded that Miss Zhang should serve as a director because of her knowledge in real estate and property development.

Lori Wittman. Director since May 2018. Ms. Wittman has extensive experience in the real estate development industry. From February 2020 until its business combination in May 2021, Ms. Wittman was a senior advisor to Big Rock Partners Acquisition Corp. (“Big Rock Partners”) and from November 2017 until February 2020 was the Executive Vice President and Chief Financial Officer of Big Rock Partners. Big Rock Partners was a public “blank check” company. From August 2015 through August 2017, Ms. Wittman served as the Executive Vice President and Chief Financial Officer of Care Capital Properties, Inc. (“CCP”), a public real estate investment trust (“REIT”) that was spun off in 2015 from Ventas, Inc. (“Ventas”), a publicly-held REIT that owns over 1,600 healthcare properties across the United States and Canada. CCP was a healthcare REIT with a diversified portfolio of triple-net leased properties focused on the post-acute sector. CCP was merged into Sabra Healthcare in August of 2017. Prior to serving at CCP, Ms. Wittman was the Senior Vice President of Capital Markets & Investor Relations for Ventas. During her tenure at Ventas, Ms. Wittman had oversight responsibilities for all capital market, investor relations and marketing activities and oversaw the corporate analyst team responsible for the corporate earnings model. From 2006 through 2011, Ms. Wittman was Chief Financial Officer & Managing Principal for Big Rock Partners, LLC, a real estate private equity firm focused on generating returns through development and redevelopment, where she led all capital markets, accounting and investor activities.

Ms. Wittman has also served in various capacities for General Growth Properties, Heitman Financial and Homart Development Company, all entities involved in the investment and/or development of real estate. Ms. Wittman also served on the Board of Directors and as Head of the Audit Committee of Green Realty Trust, Inc. Until November 2020, Ms. Wittman served as a Director of IMH Financial (“IMH”), a member of IMH’s Audit Committee and as Chairperson of the Compensation Committee of IMH’s Board of Directors. In 2019, Ms. Wittman joined the boards of Freehold Properties and NETSTREIT Corp. (NYSE: NTST), and she chairs the audit committees of both companies. Ms. Wittman received her MBA with a concentration in Finance and Accounting from the University of Chicago, and her Masters in City Planning in Housing and Real Estate Finance from the University of Pennsylvania.

The Nominating and Corporate Governance Committee of our Board has concluded that Ms. Wittman should serve as a director because of her thorough knowledge of finance, accounting, capital markets, taxes, control systems and her experience in the public healthcare REIT sector.

The Nominating and Corporate Governance Committee of our Board also took into account that Ms. Wittman is “independent” under SEC Rule 10A-3 and under Sections 303A.02 and 303A.07 of the listing standards of the NYSE, that her financial expertise qualifies her to serve on our Audit Committee, and that she is an “audit committee financial expert.”

Paula Crowley. Director since June 2018. Ms. Crowley has over 40 years of real estate experience and has worked with Anchor Health Properties (“Anchor”), which she co-founded in 1987 and served as Chief Executive Officer until October 2015, when Anchor was sold to Brinkman Management and Development. Since October 2015, Ms. Crowley has continued to be involved with Anchor, serving as its Chairman from October 2015 through November 2017 and as its Chair Emeritus since November 2017. Anchor is a national full-service real estate development, management and investment company that focuses on healthcare properties. Prior to Anchor, Ms. Crowley spent eight years as Development Director with The Rouse Company of Columbia, Maryland, where she was responsible for the development of urban retail projects.

Ms. Crowley served as Chair of the Board of the High Companies in Lancaster, Pennsylvania through October 2019, as well as Chair of the Board of Women’s Way, a not-for-profit organization based in Philadelphia, Pennsylvania. As of February 2020, Ms. Crowley was appointed Chair of the Board of the Kaiserman Company in Philadelphia. Ms. Crowley is an adjunct professor at the MBA program at Villanova University in the Finance Department.

Ms. Crowley received a BA from Middlebury College, a Masters in City Planning from the University of Pennsylvania and an MBA from the University of Pennsylvania Wharton School.

The Nominating and Corporate Governance Committee of our Board has concluded that Ms. Crowley should serve as a director because of her thorough knowledge of healthcare real estate and her experience running a healthcare company.

The Nominating and Corporate Governance Committee of our Board also took into account that Ms. Crowley is “independent” under SEC Rule 10A-3 and under Sections 303A.02 and 303A.07 of the listing standards of the NYSE, that her financial expertise qualifies her to serve on our Audit Committee.

Biographical Information for Executive Officers

Our executive officers are Jeffrey Busch, our Chief Executive Officer, President and Chairman of our Board of Directors; Robert Kiernan, our Chief Financial Officer and Treasurer; Alfonzo Leon, our Chief Investment Officer; Jamie Barber, our General Counsel and Secretary; and Danica Holley, our Chief Operating Officer. Because Mr. Busch is also a director of the Company, we have provided his biographical information above.

Robert Kiernan. Mr. Kiernan joined the Company as our Chief Financial Officer and Treasurer in August 2017. Mr. Kiernan has more than 30 years of experience in financial accounting, reporting and management. Prior to joining our Company, Mr. Kiernan served as the Senior Vice President, Controller and Chief Accounting Officer of FBR & Co. (“FBR” NASDAQ: FBRC) commencing in October 2007 and in a similar role for Arlington Asset Investment Corp. (“Arlington Asset” NYSE: AAIC) commencing in April 2003. Prior to joining Arlington Asset, Mr. Kiernan was a senior manager in the assurance practice at Ernst & Young.

Mr. Kiernan holds a Bachelor of Science in Accounting, Mount St. Mary’s University, Cum Laude (1987) and is a member of the American Institute of Certified Public Accountants.

Alfonzo Leon. Mr. Leon joined the Company in August 2014 and has served as Chief Investment Officer since July 1, 2015. Mr. Leon is a real estate finance executive with 22 years of acquisition and capital markets experience working on behalf of institutional investors, real estate developers, and healthcare operators. Prior to joining our Company, Mr. Leon was a Senior Vice President with Cain Brothers & Company, a boutique healthcare investment banking firm based out of New York and San Francisco, in their real estate M&A and capital markets group. Mr. Leon joined Cain Brothers in 2005 and completed $2 billion in real estate transactions with leading clients across the healthcare spectrum including health systems, multi-specialty physician groups, senior housing operators, non-traded and NYSE-listed REITs, healthcare developers, and private equity funds. Prior to Cain Brothers, Mr. Leon was an associate with LaSalle Investment Management, an international investment advisor firm, in their North American acquisition group. Mr. Leon joined LaSalle in 2000 and acquired $800 million in multi-family, office, medical office, and industrial property on behalf of institutional investors that include the nation’s largest pension funds and college endowments and a number of sovereign wealth funds. LaSalle Investment Management is a subsidiary of global consultancy firm Jones Lang LaSalle (NYSE: JLL).

Mr. Leon’s experience includes managing commercial real estate transactions ranging from $5 million to $500 million, raising capital for real estate developers, structuring joint ventures between developers and investors, completing portfolio investment sales to healthcare REITs, structuring sale-leasebacks for physician groups, acquisitions and dispositions for separate and commingled funds, corporate real estate M&A, structuring credit tenant lease financing for investment grade health systems, and strategic real estate advisory for health systems. Mr. Leon’s property type expertise within the healthcare sector includes medical office, outpatient facilities, surgical facilities, post-acute facilities, senior housing, and hospitals. Mr. Leon received his Masters degree in real estate finance from the Massachusetts Institute of Technology and his B.S. in Architecture from the University of Virginia.

Jamie Barber. Mr. Barber joined our Company as General Counsel and Secretary in May 2017. Prior to joining our Company, from July 2012 to May 2017, Mr. Barber was Associate General Counsel at FBR, where he assisted with SEC compliance and corporate governance matters and was primary counsel for FBR’s investment banking operations. From August 2004 to June 2012 Mr. Barber served as an Associate and Senior Associate — Real Estate Capital Markets at Hunton Andrews Kurth LLP (formerly Hunton & Williams LLP), where he represented public REITs in conjunction with SEC compliance requirements, corporate governance matters and offerings of equity and debt and merger and acquisition transactions. From September 2003 to August 2004 Mr. Barber served as an Associate at Sullivan & Cromwell LLP, where he represented issuers and underwriters in public and private offerings of equity and debt securities.

Mr. Barber received his Juris Doctor degree from Hofstra University School of Law in 2003. In 1999, he received his Bachelor of Science, Accounting and Finance, from Indiana University.

Danica Holley. Ms. Holley has served as our Chief Operating Officer since March 30, 2016. Ms. Holley’s business development and management experience spans more than 20 years with an emphasis on working in an international environment. She has extensive experience in international program management, government procurement, and global business roll-outs and start-ups. As Executive Director for Safe Blood International Foundation, from April 15, 2008 to present, she oversaw national health initiatives in Africa and Asia, including an Ebola response project. Ms. Holley has held management positions as the Director of Strategy, Corporate Business Development for WorldSpace, Inc. from 1997 to 2000, Director of Marketing for Corporate and Business at ISI Professional Services from 2000 to 2001, and Director of Administration at Tanzus Development from 1996 to 1997 and SK&I Architectural Design Group, LLC from 2003 to 2007. Ms. Holley has more than a decade of experience managing multinational teams for complex service delivery across disciplines. Since October 2021, Ms. Holley has served on the Board of Directors and the Audit and Compensation Committees of the Board of Directors of Mobile Infrastructure Corporation.

Ms. Holley received a B.S.F.S from the Edmund Walsh School of Foreign Service at Georgetown University in International Law, Politics and Organization, an African Studies Certificate and Arabic Proficiency (May 1994). She studied International Organization at the School for International Training, Brattleboro, Vermont and Rabat, Morocco (January − June 1993). She is an alumna of Georgetown University’s Graduate Leadership Coaching Program (September 2010) and completed Harvard Business School’s Finance for Senior Executives program (July 2018).

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below describes the beneficial ownership of shares of our common stock as of March 4, 2022, for:

•	each person or entity known by us to be the beneficial owner of more than 5% of the outstanding shares of our common stock;

•	each director and each NEO; and

•	our directors and NEOs as a group.

Except as noted in the footnotes, each person named in the following table directly owns our common stock and has sole voting and investment power. Unless otherwise indicated, the address of each named person is c/o Global Medical REIT Inc., 2 Bethesda Metro Center, Suite 440, Bethesda, Maryland 20814. As of March 4, 2022, no shares beneficially owned by any executive officer, director or director nominee have been pledged as security for a loan.

5% Beneficial Owners	Number of Shares Beneficially Owned(1)	Percentage of Shares(2)
The Vanguard Group(3)	6,233,648	9.5%
BlackRock, Inc.(4)	4,863,718	7.4%
Zensun Enterprises Limited(5)	3,715,611	5.7%

Executive Officers and Directors	Number of Shares Beneficially Owned	Percentage of Shares
Jeffrey Busch(6)	431,397	*
Robert Kiernan(7)	190,407	*
Alfonzo Leon(8)	219,969	*
Danica Holley(9)	146,435	*
Jamie Barber(10)	145,807	*
Zhang Huiqi(11)	3,745,611	5.7%
Henry Cole(12)	23,978	*
Ronald Marston(13)	24,076	*
Matthew L. Cypher, Ph.D.(14)	16,246	*
Dr. Roscoe Moore(15)	10,301	*
Lori Wittman(16)	10,301	*
Paula Crowley(17)	10,301	*
All executive officers and directors as a group (12 people)	4,974,829	7.6%

*	Represents less than 1%

(1)	Includes the total number of shares of common stock issuable upon redemption of operating partnership units (“OP Units”) and long-term incentive plan units (“LTIP Units”) in Global Medical REIT L.P., the Company’s operating partnership. Subject to certain restrictions, LTIP Units are convertible into an equivalent number of OP Units. OP Units are redeemable by the holder for cash or, at the Company’s option, an equivalent number of shares of common stock.

(2)	The total number of shares of common stock outstanding used in calculating the percentage ownership of each person assumes that the vested LTIP Units held by such person, directly or indirectly, are redeemed for shares of common stock and none of the vested LTIP Units held by other persons are redeemed for shares of common stock.

(3)	Based on a Schedule 13G/A filed by The Vanguard Group (“Vanguard”) with the SEC on February 10, 2022. These securities are owned by Vanguard directly or through wholly owned subsidiaries of Vanguard. Vanguard has shared voting power with respect to 51,942 shares of common stock, sole dispositive power with respect to 6,132,727 shares of common stock and shared dispositive power with respect to 100,921 shares of common stock. Vanguard lists its address as 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(4)	Based on a Schedule 13G filed by BlackRock, Inc. (“BlackRock”) with the SEC on February 3, 2022. These securities are owned by BlackRock directly or through wholly owned subsidiaries of BlackRock. BlackRock has sole voting power with respect to 4,740,987 shares of common stock and sole dispositive power with respect to 4,863,718 shares of common stock. BlackRock lists its address as 55 East 52nd Street, New York, New York 10055.

(5)	Huang Yanping is the sole settlor, protector and one of the beneficiaries of the Superior Glory Enterprises Trust (Zhang Huiqi is the other beneficiary), which, through a number of wholly owned subsidiaries, is the sole parent of Joy Town, Inc. Joy Town, Inc. is the controlling stockholder of Zensun Enterprises Limited. Huang Yanping and Zhang Huiqi have shared voting and dispositive control over securities held by Zensun Enterprises Limited. The information reported in the table above is based on a Schedule 13D filed with the SEC on January 10, 2019, by Huang Yanping. The principal address of Huang Yanping is East No. 38, Floor 3, East Unit 5, Building 2, East Yard No. 9 Jinshui District, Zhengzhou, Henan Province, China. Zensun Enterprises Limited was, prior to the Internalization, the 85% owner of our Former Advisor.

(6)	Includes 43,490 shares of common stock and 387,907 vested LTIP Units convertible into shares of common stock on a one-for-one basis subject to certain conditions.

(7)	Includes 190,407 vested LTIP Units convertible into shares of common stock on a one-for-one basis subject to certain conditions.

(8)	Includes 219,969 vested LTIP Units convertible into shares of common stock on a one-for-one basis subject to certain conditions

(9)	Includes 500 shares of common stock and 145,934 vested LTIP Units convertible into shares of common stock on a one-for-one basis subject to certain conditions.

(10)	Includes 145,807 vested LTIP Units convertible into shares of common stock on a one-for-one basis subject to certain conditions.

(11)	The amount beneficially owned by Miss Zhang consists of 3,715,611 shares owned by Zensun Enterprises Limited as of March 4, 2022. Miss Zhang is one of the beneficiaries of the Superior Glory Enterprises Trust, which, through a number of wholly owned subsidiaries, is the sole parent of Joy Town, Inc. Joy Town, Inc. is the controlling stockholder of Zensun Enterprises Limited. Huang Yanping and Zhang Huiqi have shared voting and dispositive control over securities held by Zensun Enterprises Limited. The information reported in the table above is based on a Schedule 13D filed with the SEC on January 10, 2019, by Huang Yangping. Also includes 30,000 vested LTIP Units convertible into shares of common stock on a one-for-one basis subject to certain conditions. The principal address of Huang Yanping is East No. 38, Floor 3, East Unit 5, Building 2, East Yard No. 9 Jinshui District, Zhengzhou, Henan Province, China.

(12)	Includes 7,732 shares of common stock and 16,246 vested LTIP Units convertible into shares of common stock on a one-for-one basis subject to certain conditions.

(13)	Includes 7,830 shares of common stock and 16,246 vested LTIP Units convertible into shares of common stock on a one-for-one basis subject to certain conditions.

(14)	Includes 16,246 vested LTIP Units convertible into shares of common stock on a one-for-one basis subject to certain conditions.

(15)	Includes 10,301 vested LTIP Units convertible into shares of common stock on a one-for-one basis subject to certain conditions.

(16)	Includes 10,301 vested LTIP Units convertible into shares of common stock on a one-for-one basis subject to certain conditions.

(17)	Includes 10,301 vested LTIP Units convertible into shares of common stock on a one-for-one basis subject to certain conditions.

CORPORATE GOVERNANCE

Board and Annual Stockholders’ Meetings

The Board of Directors meets regularly to review significant developments affecting us and to act on matters requiring its approval. The Board held eight meetings in 2021. All the Company’s directors serving at the time of the 2021 annual meeting attended the 2021 annual meeting. Our corporate governance guidelines provide that all Board members are expected to attend our annual meeting of stockholders. In 2021 no director attended fewer than 75% of the aggregate total number of meetings of the Board of Directors or of the committees on which they served during 2021.

Committees of the Board of Directors

The Board of Directors has established an Audit Committee, a Nominating and Corporate Governance Committee, a Compensation Committee and an Environmental, Social and Governance (“ESG”) Committee. A current copy of each committee’s charter is available on our website at www.globalmedicalreit.com.

Audit Committee. Our Audit Committee currently consists of three of our independent directors, Ms. Wittman, Ms. Crowley and Mr. Cole. Ms. Wittman has been appointed to serve as the chair of the Audit Committee. Each of these members has been determined to be “independent” within the meaning of the applicable standards of the NYSE and Rule 10A-3 of the Exchange Act. In addition, each of these members meets the financial literacy requirements for audit committee membership under applicable standards of the NYSE and the rules and regulations of the SEC. Our Board has determined that Ms. Wittman is an “audit committee financial expert” as such term is defined in Item 407(d)(5)(ii) and (iii) of Regulation S-K. No member of the Audit Committee serves on the audit committee of more than three public companies.

The Audit Committee held six meetings in 2021. The primary purpose of the Audit Committee is to assist the Board in fulfilling its legal and fiduciary obligations with respect to matters involving the accounting, auditing, financial reporting and internal control functions of the Company and its subsidiaries, including, without limitation, assisting the Board’s oversight of (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the independent auditor’s qualifications and independence and (iv) the performance of the Company’s independent auditors and the Company’s internal audit function.

Nominating and Corporate Governance Committee. Our Nominating and Corporate Governance Committee currently consists of four of our independent directors, Mr. Marston, Dr. Moore, Mr. Cypher, and Ms. Wittman. Mr. Marston has been appointed to serve as the chair of the Nominating and Corporate Governance Committee. Our Board has determined that each member of the Nominating and Corporate Governance Committee is “independent” within the meaning of the applicable standards of the NYSE.

The Nominating and Corporate Governance Committee held seven meetings in 2021. The primary purpose of the Nominating and Corporate Governance Committee is to identify and recommend to the Board individuals qualified to serve as directors of the Company and on committees of the Board; to advise the Board with respect to the Board composition, procedures and committees; to develop and recommend to the Board a set of corporate governance guidelines applicable to the Company; and to oversee the evaluation of the Board and the Company’s management.

Compensation Committee. Our Compensation Committee currently consists of four of our independent directors, Mr. Cole, Mr. Marston, Ms. Crowley, and Dr. Moore. Mr. Cole has been appointed to serve as the chair of the Compensation Committee. Our Board has determined that each member of the Compensation Committee is “independent” within the meaning of the applicable standards of the NYSE. Each member of the Compensation Committee qualifies as a “non-employee director” for purposes of Rule 16b-3 of the Exchange Act.

The Compensation Committee held six meetings in 2021. The primary purpose of the Compensation Committee is to assist the Board in discharging its responsibilities relating to the (i) compensation by the Company of the Company’s directors and officers and (ii) review, approval and administration of compensation plans and programs and other benefit plans (the “Plans”). The Compensation Committee has overall responsibility for evaluating and recommending changes to the director and officer compensation plans, policies and programs of the Company and approving and recommending to the Board for its approval awards under the Plans and amendments to the Plans. The Compensation Committee has the authority to retain legal, accounting, and other advisors as it determines necessary to carry out its functions and may form subcommittees of independent directors and delegate its authority to such subcommittees as it deems appropriate. In 2021, the Compensation Committee retained an independent compensation consultant, FPL Associates (“FPL”), to review the compensation program for our independent directors and for our officers and key employees who perform services for us and to assist the Compensation Committee in developing a new 2022 annual and long-term incentive compensation plan for our officers and employees.

Environmental, Social and Governance Committee. Our ESG Committee currently consists of three of our directors, Mr. Cypher, Ms. Wittman and Ms. Crowley. Mr. Cypher has been designated to serve as the chair of the ESG Committee.

The ESG Committee was formed on February 24, 2022 and will hold meetings at such times and places as the chair or a majority of the ESG Committee members direct, as frequently as circumstances may dictate, and, in any event, at least two times per year. The primary purpose of the ESG committee is to provide oversight and support of the Company’s commitment to ESG matters through overseeing: (i) the Company’s general ESG strategy and policies as set by Company management, (ii) communications with Company employees, investors, and other stakeholders with respect to ESG matters, (iii) developments relating to, and improving the Company’s understanding of, ESG matters, (iv) the Company’s compliance with certain ESG related legal and regulatory requirements, and (v) coordination with other Board committees on ESG matters of common import.

Code of Business Conduct and Ethics

The Board has established a Code of Business Conduct and Ethics that applies to our officers, directors, and employees when such individuals are acting for or on our behalf. A current copy of the Code of Business Conduct and Ethics can be found on our website at www.globalmedicalreit.com. Any waiver of the Code of Business Conduct and Ethics may be made only by the Board of Directors or a committee of the Board of Directors and will be promptly disclosed to stockholders in accordance with applicable SEC rules and applicable standards of the NYSE.

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines, which provide the framework for our governance and represent our Board’s current views with respect to selected corporate governance issues considered to be of significance to our stockholders. A current copy of the Corporate Governance Guidelines can be found on our website at www.globalmedicalreit.com.

Board Equity Ownership Policy

All independent directors receive a certain portion of their compensation in LTIP Units to align the interests of the Board with those of the Company’s stockholders. Our Board Equity Ownership Policy states that by March 5, 2024, subject to certain exemptions, each director must retain ownership of LTIP Units or Company common stock equal in value to three times the director’s annual cash retainer.

Availability of Corporate Governance Materials

Stockholders may view our corporate governance materials, including the charters of our Audit Committee, our Compensation Committee, our Nominating and Corporate Governance Committee, our ESG Committee, our Corporate Governance Guidelines and our Code of Business Conduct and Ethics, on our website at www.globalmedicalreit.com and these documents are available in print to any stockholder upon request in writing to Global Medical REIT Inc., 2 Bethesda Metro Center, Suite 440, Bethesda, MD 20814, Attention: Chief Operating Officer. Information at or connected to our website is not and should not be considered a part of this Proxy Statement.

Board Leadership Structure

The Board has the authority to select the leadership structure it considers appropriate for us. In making leadership structure determinations, the Board considers many factors, including the specific needs of our business and what is in the best interests of our stockholders. Our current leadership structure consists of a combined Chairman of the Board and Chief Executive Officer position, a Lead Independent Director, an active and involved Board of Directors, a majority of whom are independent, and Board committees chaired by independent directors. The Board does not have a fixed policy regarding whether the same person should serve as both the Chief Executive Officer and Chairman of the Board, and the Board believes that flexibility on this point best serves our Company by allowing us to employ a leadership structure that is most appropriate under the circumstances at any given time. On August 20, 2017, the Board appointed Mr. Busch, who was serving as Chairman and President of the Company, as Chairman, Chief Executive Officer and President of the Company. This created a unified leadership structure with Mr. Busch executing the strategic direction set by our entire Board. We believe the strength of our Lead Independent Director position, as well as the oversight exercised by the independent members of our Board of Directors through the work of the committees of the Board of Directors discussed above, makes this the best board leadership structure for us at this time.

Lead Independent Director

Mr. Cole serves as our Lead Independent Director. Our Lead Independent Director is responsible for presiding over executive sessions of the independent directors. Our Lead Independent Director also may facilitate communication by the non-management directors with the Chairman of the Board and management, although all directors have access to management of our Company.

Board’s Role in Risk Oversight

The Board provides oversight of our risk management processes. Management identifies and prioritizes material risks, and each prioritized risk is referred to a Board committee or the full Board for oversight. For example, financial risks are referred to the Audit Committee. The Board regularly reviews information regarding our properties, loans, operations, information technology, liquidity and capital resources. The Board informally reviews the risks associated with these items at each quarterly Board meeting and at other Board meetings as deemed appropriate.

The Board believes an effective risk management system will (1) timely identify the material risks that we face; (2) communicate necessary information with respect to material risks to our principal executive officer or principal financial officer and, as appropriate, to our Board or relevant board committee; (3) implement appropriate and responsive risk management strategies consistent with our risk profile; and (4) integrate risk management into management and our Board’s decision-making.

Corporate Sustainability and Social Responsibility

Our business values integrate environmental sustainability, social responsibility, and strong governance practices throughout our Company.

We continue to improve and expand our efforts in the corporate sustainability arena through tenant outreach and data collection to benchmark our portfolio’s energy consumption and efficiency. The 2020 GRESB assessment report results, when compared to the 2019 report, showed significant progress, with an increase in our total score from 21 in 2019 to 42 in 2020.

Our commitment to employee engagement remains a high-priority, as we continue to make accommodations for health, safety, and work-life balance. With this commitment in mind, and with the leadership of the Compensation Committee, we conducted an employee survey that covered a comprehensive range of subjects related to our employees’ attitudes about our work culture, compensation components, as well as demographic and identification data.

During the first quarter of 2021, our employee ESG working group engaged Georgetown University’s Steers Center for Global Real Estate to help us identify social responsibility initiatives that are in alignment with our business objectives. Their recommendation led to a pilot project that provides transportation to healthcare facilities for those in need. We are working with a ride-share provider and national charitable organization to implement the project in the greater Phoenix, Arizona metro area.

Our Board continues to lead our social and governance efforts. With its diverse composition, our Board is a strong example of inclusive leadership. The Board has continued to improve our corporate governance structure by adopting an anti-hedging and anti-pledging policy, executive officer and director equity ownership guidelines, and an incentive compensation recoupment policy (a “Clawback Policy”). The Board has also formed our standing ESG committee, which oversees the Company’s environmental, social, governance and resilience efforts. Previously, our Board provided this oversight through an informal ESG working group.

Report of the Audit Committee

Our Audit Committee operates under a written charter adopted by the Board. Our Audit Committee is responsible for providing oversight of the independent audit process and the independent auditors, reviewing our financial statements and the financial statements of our subsidiaries and discussing them with management and the independent auditors, reviewing and discussing with management and the independent auditors the adequacy and effectiveness of our internal accounting and disclosure controls and procedures, and providing oversight of legal and regulatory compliance and ethics programs. The Audit Committee communicates regularly with our management, including our Chief Financial Officer, our internal auditors and with our independent auditors. The Audit Committee is also responsible for conducting an appropriate review of and pre- approving all related person transactions in accordance with applicable standards of the NYSE and evaluating the effectiveness of the Audit Committee charter at least annually.

To comply with the Sarbanes-Oxley Act of 2002, the Audit Committee has adopted a policy that pre-approves specified audit and tax-related services to be provided by our independent auditors. The policy forbids our independent auditors from providing the services enumerated in Section 201(a) of the Sarbanes-Oxley Act.

In performing all of these functions, the Audit Committee acts only in an oversight capacity. The Audit Committee reviews our quarterly and annual reporting on Form 10-Q and Form 10-K prior to filing with the SEC. In its oversight role, the Audit Committee relies on the work and assurances of our management, which has the primary responsibility for our financial statements and reports, and of the independent auditors, who, in their report, express an opinion on the conformity of our annual financial statements with U.S. generally accepted accounting principles (“GAAP”).

When our audited consolidated balance sheets as of December 31, 2021, and the related consolidated statements of operations, equity and cash flows for the year then ended, were prepared and included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, our independent registered public accounting firm was Deloitte. The Audit Committee reviewed and discussed the audited financial statements with management and discussed with Deloitte those matters required to be discussed by Deloitte with the Audit Committee under the rules adopted by the Public Company Accounting Oversight Board (the “PCAOB”), including the Statement on Auditing Standards No. 1301, as amended, and the SEC. The Audit Committee received the written disclosures and the letter from Deloitte required by the applicable requirements of the PCAOB regarding Deloitte’s communications with the Audit Committee concerning independence and discussed with representatives of Deloitte their independence from the Company and our management. The Audit Committee reported its findings to our Board of Directors.

Based on the reviews and discussions described above, the Audit Committee recommended to our Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 for filing with the SEC. A copy of our Annual Report on Form 10-K is available on our website at www.globalmedicalreit.com and through the SEC’s Edgar database at www.sec.gov.

The Audit Committee’s report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate the information contained in the report by reference, and it shall not be deemed filed under such acts.

Lori Wittman, Chair
Paula Crowley
Henry Cole

Nominations of Directors

Pursuant to its charter, the responsibilities of the Nominating and Corporate Governance Committee include evaluating and recommending to the full Board of Directors the director nominee or nominees to stand for election at our annual meetings of stockholders or for election by the Board of Directors to fill vacancies on the Board of Directors. Although the committee is authorized to retain search firms and to compensate them for their services, it has not elected to do so to date.

The Nominating and Corporate Governance Committee examines each director nominee on a case-by-case basis regardless of who recommends the nominee. In considering whether to recommend any candidate as a nominee for election as a director, the committee considers the following criteria, among others: experience, skills, expertise, diversity of experience, personal and professional integrity, character, business judgment, time availability in light of other commitments, dedication, conflicts of interest and such other relevant factors that the Committee considers appropriate in the context of the needs of the Board. The committee does not assign specific weight to particular criteria, and no particular criterion is a prerequisite for any prospective nominee. Although we have no policy regarding diversity, we believe that the backgrounds and qualifications of our directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow the Board of Directors to fulfill its responsibilities.

In addition to the qualification criteria above, the Nominating and Corporate Governance Committee also considers whether a potential director nominee qualifies as an “audit committee financial expert” as the SEC defines that term, and whether the potential director nominee would qualify as an “independent” director under the applicable standards of the NYSE.

The Nominating and Corporate Governance Committee evaluated our Board’s nominees considering the above criteria and recommended to the Board that they be nominated for election as directors at the Annual Meeting. Our Board approved that recommendation.

The Nominating and Corporate Governance Committee will consider persons recommended by stockholders to become nominees for election as directors, provided that those recommendations are submitted in writing to our Corporate Secretary specifying the nominee’s name and qualifications for Board membership. For a stockholder to nominate a director candidate, the stockholder must comply with the advance notice provisions and other requirements of Section 11 of Article II of our bylaws.

We urge any stockholder who intends to recommend a director candidate to the Nominating and Corporate Governance Committee for consideration to review thoroughly our Nominating and Corporate Governance Committee Charter. Copies of our Nominating and Corporate Governance Committee Charter and our bylaws are available upon written request to Danica Holley, Chief Operating Officer, Global Medical REIT Inc., c/o Global Medical REIT Inc., 2 Bethesda Metro Center, Suite 440, Bethesda, Maryland 20814.

We must receive any nomination for director intended to be presented at our 2023 annual meeting of stockholders not earlier than November 1, 2022 and no later than 5:00 p.m., Eastern Time, on December 1, 2022; provided, however, that in the event that the date of the annual meeting is advanced or delayed by more than 30 days from May 11, 2023, in order for notice by the stockholder to be timely, such notice must be so delivered not earlier than the 150th day prior to the date of such annual meeting and not later than 5:00 p.m., Eastern Time, on the later of the 120th day prior to the date of such annual meeting, as originally convened, or the tenth day following the day on which public announcement of such meeting is first made. Such nomination must comply with the advance notice provisions and other requirements of Section 11 of Article II of our current bylaws.

Communications with the Board of Directors

The Board of Directors has established a process for stockholders and interested parties to send communications to the Board. Stockholders and other interested parties may communicate with the Board as a group or individually in writing to: The Board of Directors of Global Medical REIT Inc., c/o Global Medical REIT Inc., 2 Bethesda Metro Center, Suite 440, Bethesda, Maryland 20814. The Corporate Secretary may screen communications for security purposes before transmitting the communication to the Board or a Board member.

PROPOSAL 2 — ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

Section 14A of the Exchange Act provides our stockholders with an advisory vote to approve our NEO compensation. This advisory vote gives our stockholders the opportunity to express their views on the compensation of our NEOs. Although this vote is advisory and is not binding, the Board and the Compensation Committee plan to take into consideration the outcome of the vote when making future executive compensation decisions.

As described in detail under “Compensation Discussion and Analysis,” we believe that our compensation program is designed to align the interests of management with those of our stockholders, apply a pay-for-performance philosophy and attract and retain top management talent. Our Board and Compensation Committee carefully review, analyze, and discuss our compensation program on an ongoing basis. Our Board believes that our current executive compensation program effectively links executive compensation to our performance and appropriately aligns the interests of our executive officers with those of our stockholders.

Voting and Effect of Vote

We are requesting your non-binding, advisory vote on the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in the Proxy Statement for the 2022 Annual Meeting pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation, Discussion and Analysis, compensation tables and related material disclosed in this Proxy Statement, is hereby APPROVED.”

You may vote FOR, AGAINST or ABSTAIN on this Proposal 2. Because your vote is advisory, it will not be binding on the Company, the Board or the Compensation Committee and will not overrule any decision by the Board or require the Board to take any action. However, the Board values our stockholders’ views on executive compensation matters and will consider the outcome of this vote when deliberating future executive compensation decisions for our NEOs.

Board Recommendation

As noted in the Compensation Discussion and Analysis, the Compensation Committee believes its 2021 compensation decisions will benefit stockholders for short-term and long-term Company performance, and the compensation paid to the NEOs for 2021 was reasonable and appropriate.

The Board recommends that you vote FOR the advisory resolution to approve the compensation paid to the Company’s NEOs (Proposal 2 on the proxy card).

COMPENSATION DISCUSSION AND ANALYSIS

Overview

Named Executive Officers

This section of the proxy statement explains the type and amount of compensation awarded to the Company’s named executive officers (“NEOs”) in 2021, as well as the principles and processes that the Compensation Committee follows in determining such compensation. The NEOs consist of the Company’s Chief Executive Officer, Chief Financial Officer, and the Company’s three other most highly paid executive officers as of December 31, 2021.

The NEOs for 2021 are as follows:

Name	Position
Jeffrey Busch	Chairman, Chief Executive Officer, and President
Robert Kiernan	Chief Financial Officer and Treasurer
Alfonzo Leon	Chief Investment Officer
Danica Holley	Chief Operating Officer
Jamie Barber	General Counsel and Corporate Secretary

Summary of 2021 Compensation

Compensation Process and Overview

FPL provided the Compensation Committee with a market- based compensation benchmarking analysis summarizing the compensation practices among the Company’s peers, including with respect to base salary, annual target incentive plan amounts and long-term target equity compensation opportunities.

We have entered into Employment Agreements with three of our current NEOs (Messrs. Busch, Kiernan, and Leon) (such agreements, collectively, the “Employment Agreements”). Ms. Holley and Mr. Barber are at-will employees. Pursuant to the Employment Agreements, Messrs. Busch’s, Kiernan’s, and Leon’s target annual incentive compensation equal 100% of their annual base salaries. The Compensation Committee has set Ms. Holley’s and Mr. Barber’s target annual incentive compensation at 80% of their annual base salaries. Actual earned incentive compensation amounts are determined in accordance with the terms and conditions of the Annual Incentive Plan (described below).

Compensation Philosophy

Our compensation philosophy is to balance providing competitive compensation to attract and retain talented employees with our goal of providing attractive returns to our stockholders. We implement our philosophy by providing attractive salaries and incentive compensation opportunities but link such incentive compensation opportunities to short (annual) and long-term (three-year) operating and stockholder return goals. The table below summarizes some key features of our compensation program:

What We Do

•	Tie annual incentive compensation to the achievement of pre-established corporate goals and individual performance.

•	Provide long-term incentive compensation in the form of performance-based LTIP Units with performance tied to total stockholder returns and relative stockholder returns.

•	Align compensation with stockholder returns through long-term incentive awards.

•	Use peer groups when setting compensation.

•	Maintain director and executive stock ownership guidelines.

•	Maintain a Clawback Policy that applies to all executive officers.

•	Include “double-trigger” change-in-control provisions in our employment agreements and severance plan.

•	Use an independent compensation consultant.

 What We Do Not Do

•	Provide excessive perquisites to our executive officers.

•	Allow for “single-trigger” change-in-control cash payments.

•	Provide tax gross-ups.

•	Allow hedging of the Company’s stock.

•	Allow pledging of the Company’s stock as collateral for loans or in a margin account.

Role of the Compensation Committee

The Compensation Committee approves and recommends all forms of compensation for our NEOs. The Compensation Committee regularly reviews the Company’s executive compensation and monitors best practices concerning executive compensation.

Compensation Committee meetings are regularly attended by committee members and are periodically attended by our Chief Executive Officer and/or Chief Financial Officer to provide the committee with certain information and answer questions so that the committee can make informed decisions and recommendations. Meetings may be attended by other executives and advisors as appropriate. The committee also meets in executive sessions without members of management present. The Chair of the Compensation Committee reports to the Board on the committee’s decisions concerning, among other things, compensation of the executive officers.

The Compensation Committee reviews and discusses with management this Compensation Discussion and Analysis section of the Proxy Statement and reaches a determination, on an annual basis, whether to recommend to the Board that this Compensation Discussion and Analysis section of the Proxy Statement be included in the Company’s annual proxy statement or annual report on Form 10-K, as required by the SEC. The Compensation Committee is also responsible for overseeing any stockholder advisory votes with respect to executive compensation matters, including non-binding advisory votes on executive compensation, the frequency of such votes, and votes on “golden parachute” payments.

Role of the Compensation Consultant

The Compensation Committee retains its own independent compensation consultant who reports directly to the Compensation Committee. The independent compensation consultant’s engagement includes reviewing and advising on material aspects of the Company’s annual incentives and equity compensation. In 2021, the Compensation Committee engaged FPL to provide analysis and recommendations regarding (1) annual salaries and annual and long-term incentive compensation for our executive management team, and (2) the director compensation program for independent members of our Board of Directors. FPL reports directly to the Compensation Committee and has not performed and does not currently provide any other services to management or the Company. The Compensation Committee has determined that FPL is independent pursuant to the Compensation Committee charter.

From time to time, our compensation consultant communicates with our Chief Executive Officer to discuss different elements and weightings of compensation and best practices and trends in executive compensation.

While the Compensation Committee considers our compensation consultant’s input and advice, it uses its own independent judgment in making final decisions concerning compensation paid to the executive officers. The Compensation Committee has the full authority to retain and terminate the services of our compensation consultant as it deems necessary or appropriate.

After reviewing information provided by FPL regarding its independence and considering the relevant independence factors pursuant to applicable SEC rules and NYSE guidelines, the Compensation Committee determined that no conflicts of interest existed in connection with the services FPL performed for the Company in 2021.

Role of the Chief Executive Officer

Our Chief Executive Officer participates in the compensation determination process by consulting with the Board and the Compensation Committee on matters related to compensation, and by making compensation recommendations for our NEOs. These recommendations are based upon information provided by our compensation consultant, his assessment of each NEO’s performance and contributions to the Company’s performance, and other considerations, including employee retention. The Compensation Committee considers this information, but approves and recommends that the Board approve, based on its own independent judgment, the amounts payable to our NEOs.

Peer Companies and Competitive Positioning

The Compensation Committee, with input and recommendations from our compensation consultant, establishes the Company’s peer group on an annual basis. The Compensation Committee uses the peer group for compensation benchmarking and general comparison purposes. The peer group comprises companies selected on various criteria including criteria recommended by our compensation consultant, including size and market capitalization. Our compensation consultant evaluates the continued appropriateness of each company in the peer group on an annual basis and recommends to the Compensation Committee additions and/or deletions from the prior year’s peer group as may be warranted. For fiscal year 2021, the Company’s peer group consisted of the following companies (collectively, the “Peer Companies”):

Peer Group
Company	Implied Market Cap(1)
Armada Hoffler Properties, Inc.	$1.2 billion
CareTrust REIT, Inc.	$2.0 billion
City Office REIT, Inc.	$0.7 billion
Community Healthcare Trust Incorporated	$1.0 billion
Corporate Office Properties Trust	$2.9 billion
Easterly Government Properties, Inc.	$2.0 billion
Getty Realty Corp	$1.4 billion
Healthcare Realty Trust Incorporated	$4.7 billion
LTC Properties, Inc.	$1.3 billion
National Health Investors, Inc.	$2.4 billion
NETSTREIT Corp.	$0.9 billion
Physicians Realty Trust	$4.1 billion
Plymouth Industrial REIT, Inc.	$1.1 billion
Preferred Apartment Communities, Inc.	$0.7 billion
RPT Realty	$1.1 billion
Sabra Health Care REIT, Inc.	$3.0 billion
Sila Realty Trust, Inc.	$1.3 billion
Urstadt Biddle Properties Inc.	$0.7 billion
Washington Real Estate Investment Trust	$2.2 billion
Whitestone REIT	$0.5 billion

(1)	As of November 29, 2021. Data provided by third-party vendor.

To assist the Compensation Committee in its determination of executive compensation, our compensation consultant prepares an independent analysis of key size and performance indicators such as revenue, market capitalization, and total stockholder return compared to the Peer Companies. This analysis is provided to the Compensation Committee so it has sufficient information on the competitiveness of pay in the context of our performance compared with that of our peers.

Our compensation consultant also delivers a benchmarking analysis of the compensation paid to our NEOs and to our directors to the Compensation Committee. This analysis compares annual and long-term incentive awards and total compensation to compensation components of the Peer Companies and provides general guidance for future compensation levels. While the Compensation Committee uses this analysis to help frame its decisions on compensation, it uses its collective judgment in determining executive compensation.

The Compensation Committee does not target a specific market position relative to the Peer Companies for the compensation elements of executive officers but seeks to pay competitively and takes into consideration the relative positioning compared to the Peer Companies in making compensation decisions. The Compensation Committee exercises discretion in making compensation decisions based on the following inputs: its understanding of market conditions, its understanding of competitive pay analysis, recommendations from the Chief Executive Officer regarding the executive officers, the need to retain executive talent, the Compensation Committee’s overall evaluation of each executive’s performance, and our overall compensation strategy, among other factors.

Anti-Pledging and Anti-Hedging Policy

The Company has an anti-pledging and anti-hedging policy that prohibits the Company’s directors, officers, employees, and certain other related parties from:

1.	Pledging the Company’s securities as collateral for a loan or holding Company securities in a margin account; and

2.	Engaging in any hedging transactions against future declines in the market value of the Company’s stock or transactions that could reduce the economic risk of holding the Company’s equity securities, including: short sales; buying or selling puts or calls; buying financial instruments designed to hedge or offset any decrease in the market value of Company securities owned, including prepaid variable forward contracts, equity swaps, collars and exchange funds; and frequent trading to take advantage of fluctuations in share price.

Clawback Policy

We have a Clawback Policy that provides that any incentive compensation paid to an executive officer is subject to recovery by the Company, and the executive officer is required to repay such compensation, in the event of, and to the extent that, a material financial restatement that affects the calculation of such compensation.

Executive Equity Ownership Policy

Our Executive Equity Ownership Policy states that by April 14, 2026 (five years from adoption of the Policy), subject to certain exemptions, each executive officer must retain ownership of LTIP Units or Company common stock equal in value to the amounts listed below:

•	Chief Executive Officer – five times annual base salary.

•	Chief Financial Officer – three times annual base salary.

•	All other Executive Officers – one times annual base salary.

Elements of Executive Compensation

Our NEO compensation is comprised of three primary components:

•	Base salary;

•	Annual incentive plan awards; and

•	Long-term incentive plan awards.

Below is a description of each primary component of our NEO compensation.

Base Salary. Our compensation committee believes that payment of a competitive base salary is a necessary element of any compensation program that is designed to attract and retain talented and qualified executives. Subject to our existing contractual obligations, we expect our compensation committee to consider base salary for our NEOs annually as part of our performance review process, as well as upon any promotion or other change in job responsibility. The goal of our base salary program is to provide such salaries and payments at a level that allows us to attract and retain qualified executives while preserving significant flexibility to recognize and reward individual performance with other elements of the overall compensation program. Base salary levels also affect the annual cash incentive compensation because the annual bonus target opportunity of each NEO is expressed as a percentage of base salary. The 2021 annual base salaries for our NEOs are set forth in the table below:

Name and Principal Position	Annual Base Salary
Jeffrey Busch – Chief Executive Officer and President	$600,000
Robert Kiernan – Chief Financial Officer and Treasurer	$335,000
Alfonzo Leon – Chief Investment Officer	$310,000
Danica Holley – Chief Operating Officer	$250,000
Jamie Barber – General Counsel and Corporate Secretary	$250,000

Annual Incentive Plan. The Compensation Committee intends to make a meaningful portion of our NEOs’ annual compensation contingent on achieving certain Company performance targets and individual goals (the “Annual Incentive Plan Opportunity”).

Our 2021 annual incentive plan consisted of the following four performance metrics: (i) acquisition activity (30%), (ii) AFFO/share targets (30%), (iii) debt-to-equity ratio (20%) and (iv) individual performance (20%). Each component is described in more detail below:

Acquisition Activity (30% of Plan):

Reason for Inclusion in Plan: The Compensation Committee considers robust acquisition growth to be an important factor in the overall growth of the Company. Acquisition growth is vital to the Company’s long-term earnings potential. Further, we expect acquisitions growth to result in greater investor interest in our stock and a lower cost of capital.

Award Levels:

•      Threshold: $125 million (50% of target)

•      Target: $175 million (100% of target)

•      Maximum: $235 million (150% of target)

2021 Results: $182.55 million

Percent of Target Amount Received: 106.3%

Adjusted Funds from Operations (“AFFO”) per share, as reported by the Company in its year-end earnings announcement(1) (30% of Plan):

Reason for Inclusion in Plan: The Compensation Committee considers the Company’s AFFO growth to be an important factor in the Company’s profitability and its ability to support its dividend. The AFFO component also provides a check on the Acquisition Activity component because any credit events at the Company’s properties could have a negative effect on AFFO. Therefore, the AFFO component ensures that the Company is considering tenant-credit risk in its acquisition activities.

Award Levels:

•      Threshold: $0.95 per share (50% of target)

•      Target: $0.99 per share (100% of target)

•      Maximum: $1.03 per share (150% of target)

2021 Results: $0.95 per share

Percent of Target Amount Received: 50%

(1)	We compute AFFO by modifying Funds From Operations, which we calculate in accordance with standards established by the National Association of Real Estate Investment Trusts, for certain cash and non-cash items and certain recurring and non-recurring items. Refer to “Non-GAAP Financial Measures” in Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations of our Annual Report on Form 10-K for the year ended December 31, 2021.

Debt-to-Assets (Leverage) Ratio (20% of Plan):

Reason for Inclusion in Plan: In establishing this component of the plan, the Compensation Committee balanced the need for leverage to drive the Company’s growth against the need for prudent balance sheet management. Therefore, the Compensation Committee created a leverage component but applied a lower weighting (20%) than the plan’s metrics for acquisition activity and AFFO (30% each).

Award Levels:

•      Threshold: 49.5% (50% of target)

•      Target: 47% (100% of target)

•      Maximum: 45% (150% of target)

2021 Results: 41.8%

Percent of Target Amount Received: 150%

Individual Performance (20% of Plan):

Reason for Inclusion in Plan: In addition to the objective criteria of the plan, the Compensation Committee considers it important to measure each NEO’s individual contributions to the Company’s overall performance based on such NEO’s position and responsibilities.

Award Levels: Individually determined based upon an evaluation of the individual performance of each NEO.

The table below summarizes the earned cash awards, dollar value of earned LTIP Units and actual number of earned LTIP Units for each NEO pursuant to the 2021 Annual Incentive Plan:

NEO	Amount of Cash Award	Dollar Value of Earned LTIP Units	Number of Earned LTIP Units
Jeffrey Busch	$366,795	$244,530	18,116
Robert Kiernan	$204,794	$136,529	10,114
Alfonzo Leon	$189,511	$126,341	9,359
Danica Holley	$128,265	$85,510	6,335
Jamie Barber	$122,265	$81,510	6,039

Earned LTIP Units listed above are subject to forfeiture restrictions that will lapse in the following amounts and on the following vesting dates subject to the continuous service of the grantee through and on the applicable vesting date:

•	50% of the earned LTIP Units became vested on February 24, 2022; and

•	50% of the earned LTIP Units become vested on February 24, 2023.

Vesting is accelerated in the event of a termination of the executive’s position without “Cause” or for “Good Reason” (as defined in the relevant employment agreement, plan, or award agreements), due to death or disability, due to the grantee’s retirement or upon a “Change-of-Control” (as defined in the relevant employment agreement, plan, or award agreements) of the Company. Unvested LTIP Awards are forfeited in the event of any other termination event.

Long-Term Equity Incentive Plan. In addition to our Annual Incentive Plan, the Company has established long-term equity incentive plans that are designed to reward our NEOs for achievements based on long-term stockholder returns. We believe a combination of both an annual and long-term performance plan helps incentivize our NEOs to achieve our short-term operational goals without sacrificing long-term stockholder value. Our Long-Term Equity Incentive Plans are divided into two components: (i) a time-based vesting component (40% of the aggregate award), and (ii) a performance-based component (60% of the aggregate award). LTIP Units issued pursuant to the time-based component vest in full on the third anniversary of the grant date (i.e. no ratable vesting).

The performance-based component of the plan is further broken out into an Absolute Total Stockholder Return component (75% of the performance-based award) and a Relative Total Stockholder Return component (25% of the performance-based award). The table below provides a summary of our 2021 long-term equity incentive plan:

Time-based Vesting Component (40%):

Reason for Inclusion in Plan: The primary purpose of this component is to attract and retain qualified personnel, including our NEOs. The Compensation Committee also believes these awards are necessary to remain competitive with our peer companies.

Vesting Schedule (based on grant date):

•      Third anniversary: 100% of total award

Absolute Total Stockholder Return (45%):

Reason for Inclusion in Plan: To incentivize our NEOs to build long-term value for our stockholders, the Compensation Committee considers it important to make a significant portion of each NEO’s compensation contingent on total returns achieved by our stockholders over a long-term period.

Performance Period: Three-years from grant date.

Award Levels:

•      Threshold (50% of Target Award): 21% total return

•      Target (100% of Target Award): 27% total return

•      Maximum (200% of Target Award): 33% or greater total return

Relative Total Stockholder Return (15%):

Reason for Inclusion in Plan: Similar to the Absolute Total Stockholder Return component except compared to the companies included in the former SNL U.S. Healthcare REIT Index (the “Index Companies”). In additional to an absolute return component, the Compensation Committee believes it is important to measure the Company’s performance against an index of its industry peers to adjust for healthcare REIT industry performance considerations that may not exist within the larger REIT universe or other specific REIT industries.

Performance Period: Three-years from grant date.

Award Levels:

•      Threshold (50% of Target Award): 35th percentile of the Index Companies

•      Target (100% of Target Award): 55th percentile of the Index Companies

•      Maximum (200% of Target Award): 75th percentile of the Index Companies

The Absolute TSR Component will be forfeited in its entirety if the TSR is less than 21%. If the TSR is between 21% and 27%, or between 27% and 33%, the percentage of the Absolute TSR Component earned will be determined using linear interpolation as between those tiers, respectively.

The Relative TSR Component will be forfeited in its entirety if the Relative Performance is below the 35th percentile of the Index Companies. If the Relative Performance is between the 35th percentile and 55th percentile of the Index Companies, or between the 55th percentile and 75th percentile of the Index Companies, the percentage of the Relative TSR Component earned will be determined using linear interpolation as between those tiers, respectively.

The following table lists the 2021 Long-Term Incentive Plan target awards granted to our NEOs on March 2, 2021. The actual amount of each performance-based award that is earned will be determined on the third anniversary of the grant date (March 2, 2024) (the “2021 Long-Term Valuation Date”).

	2021 Time-Based Award		2021 Performance-Based Award
Name	Value	# of Units(1)	Value	# of Units(2)	Total
Jeffrey Busch	$120,000	8,889	$180,000	12,113	$300,000
Robert Kiernan	$80,000	5,926	$120,000	8,075	$200,000
Alfonzo Leon	$88,000	6,519	$132,000	8,883	$220,000
Danica Holley	$76,000	5,630	$114,000	7,672	$190,000
Jamie Barber	$76,000	5,630	$114,000	7,672	$190,000

(1)	The number of target LTIP Units comprising each 2021 Time-Based Award was based on the average closing price of the Company’s common stock on the NYSE for the 15 trading days prior to, and including, the grant date, or $13.50 per share.

(2)	The number of target LTIP Units comprising each 2021 Performance-Based Award was determined by an independent valuation consultant.

As soon as practicable following the 2021 Long-Term Valuation Date, the Compensation Committee will determine the number of LTIP Units earned by each grantee under both the Absolute TSR Component and the Relative TSR Component. Any 2021 Long-Term Performance- Based Award LTIP Units that are not earned as set forth above will be forfeited, and the grantee will have no right in or to any such unearned and unissued LTIP Units after it is determined that they were not earned.

Units that have been earned based on performance as provided above are subject to forfeiture restrictions that will lapse in the following amounts and on the following vesting dates subject to the continuous service of the grantee through and on the applicable vesting date:

(i)	50% of the earned LTIP Units become vested as of the 2021 Long-Term Valuation Date; and

(ii)	50% of the earned LTIP Units become vested on the first anniversary of the 2021 Long-Term Valuation Date.

2018 Long-Term Incentive Plan Awards

On March 5, 2018, the Company established the 2018 Long-Term Incentive Plan. The 2018 Long-Term Incentive Plan was established to award our NEOs and other employees if the Company’s common stock achieved certain return metrics over a three-year performance period. The 2018 Long-Term Incentive Plan is bifurcated into two components: (a) a total return component, which represents 75% of the plan, and (b) a relative return component, which represents 25% of the plan.

The performance period for the 2018 Long-Term Incentive Plan began on March 5, 2018 and ended on March 4, 2021.

Absolute Return Component. Pursuant to the 2018 Long Term Incentive Plan, 75% of the aggregate award was based on the absolute TSR of the Company during a three-year performance period. The number of LTIP Units earned by the NEOs pursuant to the TSR component were as follows:

Absolute Stockholder Return Component
		Hurdles
NEO	Original Target Award (# of Units)	Threshold (50% of Target)	Target (100% of Target)	Maximum (200% of Target)	Company Total Return(1)	% of Target Awards Earned	Final Payout (# of Units)
Jeffrey Busch	14,880	21%	27%	33%	153%	200%	29,760
Robert Kiernan	10,747	21%	27%	33%	153%	200%	21,494
Alfonzo Leon	13,778	21%	27%	33%	153%	200%	27,556
Danica Holley	6,944	21%	27%	33%	153%	200%	13,888
Jamie Barber	9,093	21%	27%	33%	153%	200%	18,186

(1)	Calculated based on the following metrics:

a.	The purchase of one share of the Company’s common stock on the effective date of the plan at a purchase price equal to the average closing price of the Company’s common stock over the five consecutive trading days prior to, and ending on, the effective date of the plan (the “Baseline Value”).

b.	The full reinvestment of distributions or dividends declared on such share (without deductions for taxes or other charges) into the Company common stock at a price equal to (i) the closing price of the Company’s common stock on the trading day immediately preceding the ex-dividend date for such dividend or distribution less (ii) the amount of such dividend or distribution.

c.	The sale of shares (the original share purchased plus additional shares purchased through the reinvestment of dividends or distributions as described in (b) above) at the end of the performance period at a price equal to the average closing price of the Company’s common stock over the 15 consecutive trading days prior to, and ending on, the last day of the performance period.

Relative Stockholder Return Component. Pursuant to the 2018 Long Term Incentive Plan, 25% of the award was based on the Company’s relative TSR against the former SNL Healthcare REIT Index during a three-year performance period. The number of LTIP Units earned by the NEOs pursuant to the relative return component were as follows:

Relative Stockholder Return Component
		Hurdles
NEO	Original Target Award (# of Units)	Threshold (50% of Target)	Target (100% of Target)	Maximum (200% of Target)	Company Total Return(1)	% of Target Awards Earned	Final Payout (# of Units)
Jeffrey Busch	4,960	35th percentile	55th percentile	75th percentile	99th percentile	200%	9,920
Robert Kiernan	3,583	35th percentile	55th percentile	75th percentile	99th percentile	200%	7,166
Alfonzo Leon	4,592	35th percentile	55th percentile	75th percentile	99th percentile	200%	9,184
Danica Holley	2,315	35th percentile	55th percentile	75th percentile	99th percentile	200%	4,630
Jamie Barber	3,031	35th percentile	55th percentile	75th percentile	99th percentile	200%	6,062

(1)	Calculated by comparing the Company’s absolute stockholder return (as calculated pursuant to the Absolute Return Component of the 2018 Long-Term Incentive Plan) against the returns of the Companies in the former SNL Healthcare REIT Index (weighted by the market capitalization of each company in the index).

The following table summarizes the aggregate LTIP Units received by each NEO pursuant to the 2018 Long-Term Incentive Plan:

NEO	Absolute Return Component	Relative Return Component	Total LTIP Units
Jeffrey Busch	29,760	9,920	39,680
Robert Kiernan	21,494	7,166	28,660
Alfonzo Leon	27,556	9,184	36,740
Danica Holley	13,888	4,630	18,518
Jamie Barber	18,186	6,062	24,248

Distributions

Pursuant to both the annual award agreements under the 2021 Annual Incentive Plan and the performance-based award agreements under the 2021 Long-Term Incentive Plan, distributions equal to the dividends declared and paid by the Company accrued and will accrue during the applicable performance period on the maximum number of LTIP Units that the grantee could earn and are paid with respect to all of the earned LTIP Units at the conclusion of the applicable performance period, in cash or by the issuance of additional LTIP Units at the discretion of the Compensation Committee. LTIP Units issued pursuant to the time-based- vesting component of the awards under the 2021 Long-Term Incentive Plan (40% of aggregate awards under the 2021 Long-Term Incentive Plan) were issued and outstanding as of the grant date (March 2, 2021) and, therefore, grantees received distributions on those awards during 2021.

Influence of Say on Pay Results on Executive Compensation Decisions

We provided stockholders with a “say-on-pay” advisory vote on executive compensation at the 2021 Annual Meeting of Stockholders. Approximately 92.9% of the votes cast on the say-on-pay proposal were cast “For” the approval of the compensation of our NEOs as disclosed in the proxy statement distributed in connection with the 2021 Annual Meeting of Stockholders. The Compensation Committee evaluated the results of the say-on-pay vote and in light of the support for our executive compensation program, it did not make any significant changes to the executive compensation program and policies for fiscal year 2021 compensation based on the stockholder voting results. The Compensation Committee will continue to consider the outcome of future say-on-pay votes when making future compensation decisions for the NEOs.

In addition, we provided stockholders with a “say-on-frequency” advisory vote at the 2018 Annual Meeting of Stockholders to determine whether the say-on-pay advisory vote on executive compensation should occur every one, two, or three years. Approximately 90% of the votes cast on the say-on-frequency proposal were in favor of a vote every year. Based on the results of the say- on-frequency vote, the Board has determined to hold the say-on-pay vote annually.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the above Compensation Discussion and Analysis with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on 10-K for the year ended December 31, 2021 and in this Proxy Statement.

Submitted by the Compensation Committee of the Board of Directors.

Henry Cole, Chair
Paula Crowley
Ronald Marston
Dr. Roscoe Moore

Compensation Committee Interlocks and Insider Participation

No current or former member of the Compensation Committee is, or has been, one of our employees or officers. None of our executive officers currently serves, or during the past fiscal year has served, as a member of the Board of Directors or compensation committee of another entity that has one or more executive officers serving on our Board of Directors or Compensation Committee.

Risk Considerations in our Executive Compensation Program

The Compensation Committee has reviewed its compensation policies and practices with respect to employees of the Company, taking into consideration risk management practices and risk-taking incentives. Following such review, we determined that our compensation policies and practices for such employees do not create risks that are reasonably likely to have a material adverse effect on us.

Several features of the Company’s equity compensation program and policies are designed to reduce the likelihood of excessive risk-taking by employees, including:

•	Our performance-based compensation is structured to reward both short- and long-term corporate performance;

•	The payout amounts under our short-term and long-term incentives are capped;

•	The Compensation Committee considers risk management when determining the portion of our 2021 Annual Incentive Plan earned for individual performance; and

•	A Clawback Policy which subjects certain portions of our executives’ pay to recovery by the Company in the event of material restatements of financial results.

SUMMARY COMPENSATION TABLE FOR 2021, 2020 AND 2019

The Summary Compensation Table below contains, in compliance with the reporting requirements of the SEC, the compensation information for our NEOs for the years ended December 31, 2021, 2020 and 2019. Equity compensation is reported in several different tables in this Proxy Statement. For that reason, investors should take care to not “double count” equity awards.

Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)		Non-Equity Incentive Plan Compensation	Other	Total
Jeffrey Busch	2021	$600,000	$—	$540,000	(2)	$366,795	$—	$1,506,795
Chairman, CEO and	2020	$298,068	$80,338	$2,460,000		$247,708	$—	$3,086,114
President	2019	$—	$—	$455,315		$—	$—	$455,315

Robert Kiernan	2021	$335,000	$—	$334,000	(3)	$204,794	$—	$873,794
Chief Financial Officer and	2020	$167,500	$52,086	$1,105,000		$111,117	$—	$1,435,703
Treasurer	2019	$—	$—	$342,728		$—	$—	$342,728

Alfonzo Leon	2021	$310,000	$—	$344,000	(4)	$189,511	$—	$843,511
Chief Investment Officer	2020	$155,000	$57,968	$1,135,000		$92,068	$—	$1,440,036
	2019	$—	$—	$391,469		$—	$—	$391,469

Danica Holley	2021	$250,000	$—	$270,000	(5)	$128,265	$—	$648,265
Chief Operating Officer	2020	$125,000	$36,822	$625,000		$43,516	$—	$830,338

Jamie Barber	2021	$250,000	$—	$270,000	(6)	$122,265	$—	$642,265
General Counsel &	2020	$125,000	$36,822	$625,000		$43,516	$—	$830,338
Secretary	2019	$—	$—	$287,693		$—	$—	$287,693

(1)	Except with respect to awards issued under the performance-based portions of the Long-Term Incentive Plans, which were based on a valuation determined by an independent consultant, the LTIP award values disclosed in this summary compensation table are based on the average closing price per share on the 15 trading days prior to and including the date of grant. Awards granted under the performance- based portions of the Long-Term Incentive Plans were valued using a Monte Carlo simulation. The Monte Carlo simulation is a generally accepted statistical technique used, in this instance, to simulate a range of possible future stock prices for the Company and the members of the former SNL Healthcare REIT Index over the performance period. See Note 7 – “Stock-Based Compensation” to our consolidated financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2021, for a discussion of the relevant assumptions used to determine the grant date fair value of these awards.

(2)	Consists of: (i) 17,780 LTIP Units issued pursuant to our 2021 Annual Incentive Plan, which reflects the target level; the maximum number of LTIP Units that could be issued under the 2021 Annual Incentive Plan is 1.5 times the target number of units, which would result in a value of $360,000 and (ii) 21,003 LTIP Units issued pursuant to our 2021 Long-Term Incentive Plan, which consists of the time-based portion of such grant (8,890 LTIP Units) and the performance-based portion (12,113 LTIP Units) at the target level. The maximum number of LTIP Units that could be issued under the 2021 Long-Term Incentive Plan is the sum of (i) the Long-Term Time-Based Awards and (ii) two times the target number of Long-Term Performance-Based Awards, which would result in a value of $480,000.

(3)	Consists of: (i) 9,927 LTIP Units issued pursuant to our 2021 Annual Incentive Plan, which reflects the target level; the maximum number of LTIP Units that could be issued under the 2021 Annual Incentive Plan is 1.5 times the target number of units, which would result in a value of $201,000 and (ii) 14,002 LTIP Units issued pursuant to our 2021 Long-Term Incentive Plan, which consists of the time-based portion of such grant (5,927 LTIP Units) and the performance-based portion (8,075 LTIP Units) at the target level. The maximum number of LTIP Units that could be issued under the 2021 Long-Term Incentive Plan is the sum of (i) the Long-Term Time-Based Awards and (ii) two times the target number of Long-Term Performance-Based Awards, which would result in a value of $320,000.

(4)	Consists of: (i) 9,186 LTIP Units issued pursuant to our 2021 Annual Incentive Plan, which reflects the target level; the maximum number of LTIP Units that could be issued under the 2021 Annual Incentive Plan is 1.5 times the target number of units, which would result in a value of $186,000 and (ii) 15,402 LTIP Units issued pursuant to our 2021 Long-Term Incentive Plan, which consists of the time-based portion of such grant (6,519 LTIP Units) and the performance-based portion (8,883 LTIP Units) at the target level. The maximum number of LTIP Units that could be issued under the 2021 Long-Term Incentive Plan is the sum of (i) the Long-Term Time-Based Awards and (ii) two times the target number of Long-Term Performance-Based Awards, which would result in a value of $352,000.

(5)	Consists of: (i) 5,927 LTIP Units issued pursuant to our 2021 Annual Incentive Plan, which reflects the target level; the maximum number of LTIP Units that could be issued under the 2021 Annual Incentive Plan is 1.5 times the target number of units, which would result in a value of $120,000 and (ii) 13,302 LTIP Units issued pursuant to our 2021 Long-Term Incentive Plan, which consists of the time-based portion of such grant (5,630 LTIP Units) and the performance-based portion (7,672 LTIP Units) at the target level. The maximum number of LTIP Units that could be issued under the 2021 Long-Term Incentive Plan is the sum of (i) the Long-Term Time-Based Awards and (ii) two times the target number of Long-Term Performance-Based Awards, which would result in a value of $304,000.

(6)	Consists of: (i) 5,927 LTIP Units issued pursuant to our 2021 Annual Incentive Plan, which reflects the target level; the maximum number of LTIP Units that could be issued under the 2021 Annual Incentive Plan is 1.5 times the target number of units, which would result in a value of $120,000 and (ii) 13,302 LTIP Units issued pursuant to our 2021 Long-Term Incentive Plan, which consists of the time-based portion of such grant (5,630 LTIP Units) and the performance-based portion (7,672 LTIP Units) at the target level. The maximum number of LTIP Units that could be issued under the 2021 Long-Term Incentive Plan is the sum of (i) the Long-Term Time-Based Awards and (ii) two times the target number of Long-Term Performance-Based Awards, which would result in a value of $304,000.

2021 GRANTS OF PLAN-BASED AWARDS TABLE

The following table presents information concerning each grant made to our NEOs in the fiscal year ended December 31, 2021, under any plan, including awards, if any, that subsequently have been transferred. In accordance with SEC rules, the table does not include awards granted after December 31, 2021.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Award(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All other Stock Awards: Number of shares of Stock or	Grant date fair value of Stock and Option
		Threshold($)	Target($)	Maximum($)	Threshold	Target	Maximum	Units (#)(3)	Awards(4)
Jeffrey Busch	March 2, 2021	$180,000	$360,000	$540,000	14,947	29,893	50,896	8,890	$540,000
Robert Kiernan	March 2, 2021	$100,500	$201,000	$301,500	9,001	18,002	31,041	5,927	$334,000
Alfonzo Leon	March 2, 2021	$93,000	$186,000	$279,000	9,035	18,069	31,545	6,519	$344,000
Danica Holley	March 2, 2021	$60,000	$120,000	$180,000	6,800	13,599	24,235	5,630	$270,000
Jamie Barber	March 2, 2021	$60,000	$120,000	$180,000	6,800	13,599	24,235	5,630	$270,000

(1)	These columns show the threshold, target and maximum amount of cash that could be earned in connection with the 2021 Non-Equity Incentive Plan Award. The exact amount earned depends upon, among other things, the Company’s financial performance, as described in the “Compensation Discussion and Analysis” section of this Proxy Statement.

(2)	These columns show the threshold, target and maximum number of shares of common stock that could be issued in connection with performance-based LTIP Units granted in 2021 under the Company’s 2021 Annual Incentive Plan and 2021 Long-Term Incentive Plan to each of the NEOs. The exact number of units to be issued depends upon, among other things, the Company’s financial performance, as described in the “Compensation Discussion and Analysis” section of this Proxy Statement.

(3)	Reflects the time-based awards granted pursuant to the 2021 Long-Term Incentive Plan.

(4)	2021 Annual and Long-Term Award grants are reflected at the target level.

See “Compensation Discussion and Analysis — Elements of Executive Compensation” for a description of the material terms of the awards granted under these plans. Initially, all LTIP Units will not have full parity with our operating partnership’s common units with respect to liquidating distributions.

Upon the occurrence of certain “book-up” events described in the partnership agreement, LTIP Units can, over time, achieve full parity with our operating partnership’s common units for all purposes, and therefore accrete to an economic value equivalent to one share of common stock. If such parity is reached, vested LTIP Units may be redeemed for cash in an amount equal to the then fair market value of an equal number of shares of our common stock or converted into an equal number of shares of our common stock, as determined by us at our election.

Narrative Discussion of Summary Compensation Table

We provide additional disclosure below of factors relating to the Summary Compensation Table, including descriptions of the Employment Agreements with Messrs. Busch, Kiernan and Leon and the Severance Plan, of which Mr. Barber and Mrs. Holley are participants. For further narrative disclosures concerning the information set forth in the Summary Compensation Table, please see “Compensation Discussion and Analysis” in this Proxy Statement.

Employment Agreements

On July 9, 2020, a subsidiary of the Company entered into an employment agreement with each of Mr. Busch, Mr. Kiernan and Mr. Leon (collectively, the “Employment Agreements,” and each an “Employment Agreement”). Each Employment Agreement was amended on January 27, 2021, to update the timing for which the Board can determine and communicate the performance metrics of the Company’s annual incentive plans.

Term

Each of Messrs. Busch’s, Kiernan’s and Leon’s Employment Agreement has a four-year term, with automatic renewals of additional successive one-year periods unless either party thereto provides at least 90 days’ advance notice of non-renewal.

Duties

The Employment Agreements provide that Messrs. Busch, Kiernan and Leon are employed by a subsidiary of the Company and that (i) Mr. Busch serves as Chief Executive Officer and President of the Company, (ii) Mr. Kiernan serves as Chief Financial Officer and Treasurer of the Company and (iii) Mr. Leon serves as Chief Investment Officer of the Company. Mr. Busch reports to the Company’s board of directors and Messrs. Kiernan and Leon reports to the Company’s Chief Executive Officer. The Employment Agreements require that Messrs. Busch, Kiernan, and Leon devote substantially all of their business time and attention to the performance of their duties to the Company, but they allow them to engage in certain other outside activities, so long as those duties and activities do not unreasonably interfere with the performance of their duties to us or violate the restrictive covenants in the Employment Agreements.

Compensation

The Employment Agreements provide that Messrs. Busch, Kiernan and Leon receive annual base salaries of $600,000, $335,000, and $310,000, respectively, with target annual cash bonus opportunities beginning in 2021 of at least 100% of base salary (the “Target Annual Bonus”), subject to performance criteria and targets established and administered by the Company’s board of directors (or a committee thereof). In addition, Messrs. Busch, Kiernan, and Leon are eligible to receive equity and other long-term incentive awards (including LTIP Units) at the discretion of the Company’s board of directors (or a committee thereof) under any applicable plan or program adopted by the Company, and they will be eligible to participate in all employee benefit programs made available to the Company’s senior executives generally.

Severance Payments

The Employment Agreements provide that if Messrs. Busch’s, Kiernan’s, or Leon’s employment is terminated by the Company without “cause” or by him for “good reason” (as those terms are defined in the Employment Agreements), subject to him executing and not revoking a release of claims, he will receive the following severance entitlements:

(1)	two times (in the case of Mr. Busch) and one times (in the case of Messrs. Kiernan and Leon) the sum of, or in the case of a termination within six months preceding, or 12 months following, a change of control of the Company, three times (in the case of Mr. Busch) and two times (in the case of Messrs. Kiernan and Leon) the sum of:

a.	his base salary; and

b.	the greater of:

i.	his annual bonus earned in the calendar year preceding the year of termination, or

ii.	his target bonus for the year of termination;

(2)	a prorated annual bonus for the year of termination (the “Termination Bonus Payment”);

(3)	all outstanding time-based equity-based awards vest (“Accelerated Vesting”), and performance-based equity awards will vest if and to the extent the applicable performance-based vesting conditions are satisfied with any such amount pro-rated for the actual number of days in the applicable performance period preceding the effective date of termination (“Ongoing Vesting”); and

(4)	(i) in the case of Mr. Busch, continuation of subsidized health care coverage for up to 18 months or monthly payments equal to the Company cost of providing such coverage; and (ii), in the case of Messrs. Kiernan and Leon, continuation of subsidized health care coverage for up to 12 months (or 18 months in the case of a termination within six months preceding, or 12 months following, a change of control of the Company) or monthly payments equal to the Company cost of providing such coverage (each, a “COBRA Subsidy”).

Subject to certain restrictions in each Employment Agreement, the severance described in (1) above is paid in installments over 24 months (in the case of Mr. Busch) or 12 months (in the case of Messrs. Kiernan and Leon) following the 60th day after the termination date unless the termination occurs within six months preceding, or 12 months following a change-in-control of the Company, in which case the severance is paid in a lump sum within 60 days after the date of termination. Each of Mr. Busch, Kiernan and Leon would also be entitled to the severance payments and benefits described above if his employment is terminated by the Company due to the Company’s election not to renew the term of the Employment Agreement.

For purposes of the Employment Agreements:

(1)	“good reason” means, in summary, (i) a material diminution in the executive’s title, authority, responsibilities or base salary (including, in the case of Mr. Busch, the failure of the Board to appoint him as Chairman of the Board within 10 days after the effective date of his Employment Agreement), (ii) after a specified period (three months in the case of Messrs. Busch and Kiernan and nine months in the case of Mr. Leon) after the occurrence of a “change-in-control”, a material duplication (that did not exist prior to the “change-in-control”) with other executives of the Company (or its subsidiaries) of the executive’s title, authorities, duties or responsibilities, (iii) a material breach by the Company of the Employment Agreement, (iv) a 50-mile relocation of an executive’s principal place of business from the Company’s headquarters in Bethesda, Maryland or (v) a change to whom the executive reports,

(2)	“cause” means, in summary, the executive’s (i) material breach of the Employment Agreement or any other written agreement between the Company (or its subsidiaries) and the executive, (ii) material breach of any workplace law or the Company (or its subsidiaries) written policies and codes of conduct, (iii) commission of an act of fraud, theft, dishonesty, embezzlement or breach of fiduciary duty related to the Company (or its subsidiaries) or the performance of his duties under the Employment Agreement, (iv) commission of an act of gross negligence or willful misconduct related to the Company (or its subsidiaries) or the performance of his duties under the Employment Agreement, which results in material and demonstrable damage to the Company (or its subsidiaries), (v) conviction of, or plea of guilty or nolo contendere to, a felony (or state law equivalent) or any crime of involving moral turpitude or the indictment of executive of any felony (or state law equivalent) of any crime involving moral turpitude, which is not discharged or otherwise resolved within 18 months, (vi) willful failure or refusal, other than due to disability, to perform his obligations under the Employment Agreement or to follow any lawful directive from the board of directors of the Company or (vii) violation of certain of the restrictive covenants contained in the Employment Agreement.

(3)	“Change-in-Control” means, in summary, the occurrence of (i) the sale, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the Company’s properties or assets, (ii) a change in the majority of the Board, (iii) acquisition of 50% of more of the voting power of the Company’s stock, or (iv) the consummation of a reorganization, merger, consolidation, statutory share exchange or similar transaction after which the Company’s shareholders do not own, directly or indirectly, more than 50% of the voting power of the surviving entity’s (or a parent entity’s) stock.

Upon the death or disability (as defined in the Employment Agreements) of Messrs. Busch, Kiernan or Leon, the executive (or the executive’s estate in the case of death) shall be eligible to receive: (i) the Termination Bonus Payment, (ii) Accelerated Vesting of all outstanding time-based, equity-based awards, (iii) Ongoing Vesting of all outstanding performance-based, equity-based awards, and (iv) the applicable COBRA Subsidy.

Non-Solicitation, Non-Competition, Intellectual Property, Confidentiality and Non-Disparagement

The Employment Agreements provide that for (i) eighteen months (in the case of Mr. Busch) or (ii) twelve months (in the case of Messrs. Kiernan and Leon) following the termination of employment, Messrs. Busch, Kiernan and Leon will not solicit the Company’s employees, exclusive consultants or independent contractors, hire any individual who is (or was, within the six month period immediately preceding such hiring) the Company’s employee, exclusive consultant, or exclusive independent contractor, solicit, entice or induce the Company’s customers for the purpose of providing products or services that are competitive with the products or services the Company provides, or solicit, entice, or induce the Company’s customers to terminate or reduce their business with the Company.

The Employment Agreements also contain non-competition covenants that prohibit Messrs. Busch, Kiernan and Leon from having any ownership interest in a competitor within a designated market area, or engaging in or performing services for a competitor within a designated market area, if such services either are the same as or similar to (individually or in the aggregate) the services he performed for the Company during his employment, or are performed with respect to products or services of the competitor that are competitive with the products or services provided by the Company with which he was involved during his employment or about which he received confidential information during his employment. Mr. Busch’s Employment Agreement provides that the period during which the non- competition provision applies is eighteen months following termination for any reason, and Messrs. Kiernan’s and Leon’s Employment Agreements provides that the period during which the non-competition provision applies is twelve months following termination for any reason.

Each Employment Agreement also contains covenants relating to the treatment of confidential information and intellectual property matters and restrictions on the ability of each of Messrs. Busch, Kiernan, and Leon on the one hand and the Company on the other hand to disparage the other.

Severance Plan

The Company maintains a Severance Plan, which provides specified benefits to employees (except Messrs. Busch, Kiernan, and Leon) in the event of their termination of employment from the Company. Under the Severance Plan, in the event of a qualifying termination of employment of a plan participant, the participant will be entitled to receive severance pay in accordance with the following matrix:

Participant Level	Termination other than for “Cause”	Termination upon a Change-in-Control
Level One	• 1 x Annual Base Salary; • Immediate vesting of all unvested, time-based LTIP Units; and • 12 months COBRA subsidy (or similar payment)	• 2x sum of: o Base salary; and o Bonus • Immediate vesting of all unvested, time- based LTIP Units; • performance awards remain outstanding; and • 18-month COBRA subsidy (or similar payment)
Level Two	• up to six months of Base Salary; • Immediate vesting of all unvested, time-based LTIP Units; and • Up to six months of COBRA subsidy (or similar payment)	• Up to 1x Annual Base Salary • Immediate vesting of all unvested, time- based LTIP Units; • performance awards remain outstanding; and • up to 12-month COBRA subsidy (or similar payment)

Ms. Holley and Mr. Barber are each Level One Participants in the Severance Plan. The Severance Plan and the Employment Agreements contain similar restrictions on non-competition and non-solicitation.

OUTSTANDING EQUITY AWARDS AT 2021 FISCAL YEAR END

The following table presents information concerning equity awards for our NEOs that were outstanding as of December 31, 2021.

	Stock Awards
Name	Number of Shares or Units That Have Not Yet Vested	Market Value of Shares or Units That Have Not Yet Vested(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Yet Vested	Equity Incentive Plan Awards: Market Value of Unearned Shares, Units, or Other Rights That Have Not Yet Vested(1)
Jeffrey Busch	196,836 (2)	$3,493,839	99,512 (3)	$1,766,338
Robert Kiernan	93,217 (4)	$1,654,602	66,681 (5)	$1,183,588
Alfonzo Leon	98,822 (6)	$1,754,091	75,935 (7)	$1,347,846
Danica Holley	54,246 (8)	$962,867	50,213 (9)	$891,281
Jamie Barber	57,508 (10)	$1,020,767	53,827 (11)	$955,429

(1)	Based on the closing price of the Company’s common stock on December 31, 2021, which was the last trading day of 2021, of $17.75 per share.

(2)	Consists of: (i) 143,404 LTIP Units issued in connection with the Internalization on July 9, 2020 that had not vested as of December 31, 2021; one fourth of the originally granted units vested on July 9, 2021 and the remaining unvested units vest on a pro rata basis on each of July 9, 2022, July 9, 2023 and July 9, 2024, (ii) 17,380 LTIP Units issued in connection with our 2020 Annual Incentive Plan that had not vested as of December 31, 2021; one half of the originally granted units vested on March 2, 2021 and the remaining unvested units vested on March 2, 2022, (iii) 8,890 time-based-vesting-only LTIP Units issued in connection with our 2021 Long Term Incentive Plan that had not vested as of December 31, 2021; all of these units will vest in full on March 2, 2024 (iv) 4,277 time-based- vesting-only LTIP Units issued in connection with our 2020 Long Term Incentive Plan that had not vested as of December 31, 2021; one-half of these units vested on March 3, 2022 and the remaining units will vest on March 3, 2023 (v) 3,045 time-based- vesting-only LTIP Units issued in connection with our 2019 Long Term Incentive Plan that had not vested as of December 31, 2021; all of these units vested on March 5, 2022 and (vi) 19,840 LTIP Units issued in connection with the 2018 Long Term Incentive Plan; these units vested in full on March 2, 2022.

(3)	Consists of: (i) 26,670 unearned LTIP Units as of December 31, 2021 pursuant to the 2021 Annual Incentive Plan at the maximum level amount, (ii) 24,226 unearned LTIP Units as of December 31, 2021 pursuant to the 2021 Long-Term Performance-Based Incentive Plan at the maximum level amount, (iii) 20,918 unearned LTIP Units as of December 31, 2021 pursuant to the 2020 Long-Term Performance-Based Incentive Plan at the maximum level amount and (iv) 27,698 unearned LTIP Units as of December 31, 2021 pursuant to the 2019 Long-Term Performance-Based Incentive Plan at the maximum level amount. Upon issuance 50% of the LTIP Units issued under the 2021 Annual Plan will vest and the remaining 50% will vest on the first anniversary of the issuance date. Upon issuance 50% of the LTIP Units issued under the Long-Term Performance- Based Incentive Plans will vest on the issuance date and the remaining 50% will vest on the first anniversary of the issuance date.

(4)	Consists of: (i) 53,777 LTIP Units issued in connection with the Internalization on July 9, 2020 that had not vested as of December 31, 2021; one fourth of the originally granted units vested on July 9, 2021 and the remaining unvested units vest on a pro rata basis on each of July 9, 2022, July 9, 2023 and July 9, 2024, (ii) 13,717 LTIP Units issued in connection with our 2020 Annual Incentive Plan that had not vested as of December 31, 2021; one half of the originally granted units vested on March 2, 2021 and the remaining unvested units vested on March 2, 2022, (iii) 5,927 time-based-vesting-only LTIP Units issued in connection with our 2021 Long Term Incentive Plan that had not vested as of December 31, 2021; all of these units will vest in full on March 2, 2024 (iv) 3,347 time-based- vesting-only LTIP Units issued in connection with our 2020 Long Term Incentive Plan that had not vested as of December 31, 2021; one-half of these units vested on March 3, 2022 and the remaining units will vest on March 3, 2023 (v) 2,119 time-based- vesting-only LTIP Units issued in connection with our 2019 Long Term Incentive Plan that had not vested as of December 31, 2021; all of these units vested on March 5, 2022 and (vi) 14,330 LTIP Units issued in connection with the 2018 Long Term Incentive Plan; these units vested in full on March 2, 2022.

(5)	Consists of: (i) 14,891 unearned LTIP Units as of December 31, 2021 pursuant to the 2021 Annual Incentive Plan at the maximum level amount, (ii) 16,150 unearned LTIP Units as of December 31, 2021 pursuant to the 2021 Long-Term Performance-Based Incentive Plan at the maximum level amount, (iii) 16,372 unearned LTIP Units as of December 31, 2021 pursuant to the 2020 Long-Term Performance-Based Incentive Plan at the maximum level amount and (iv) 19,268 unearned LTIP Units as of December 31, 2021 pursuant to the 2019 Long-Term Performance-Based Incentive Plan at the maximum level amount. Upon issuance 50% of the LTIP Units issued under the 2021 Annual Plan will vest and the remaining 50% will vest on the first anniversary of the issuance date. Upon issuance 50% of the LTIP Units issued under the Long-Term Performance- Based Incentive Plans will vest on the issuance date and the remaining 50% will vest on the first anniversary of the issuance date.

(6)	Consists of: (i) 53,777 LTIP Units issued in connection with the Internalization on July 9, 2020 that had not vested as of December 31, 2021; one fourth of the originally granted units vested on July 9, 2021 and the remaining unvested units vest on a pro rata basis on each of July 9, 2022, July 9, 2023 and July 9, 2024, (ii) 13,470 LTIP Units issued in connection with our 2020 Annual Incentive Plan that had not vested as of December 31, 2021; one half of the originally granted units vested on March 2, 2021 and the remaining unvested units vested on March 2, 2022, (iii) 6,519 time-based-vesting-only LTIP Units issued in connection with our 2021 Long Term Incentive Plan that had not vested as of December 31, 2021; all of these units will vest in full on March 2, 2024 (iv) 3,905 time-based- vesting-only LTIP Units issued in connection with our 2020 Long Term Incentive Plan that had not vested as of December 31, 2021; one-half of these units vested on March 3, 2022 and the remaining units will vest on March 3, 2023 (v) 2,781 time-based- vesting-only LTIP Units issued in connection with our 2019 Long Term Incentive Plan that had not vested as of December 31, 2021; all of these units vested on March 5, 2022 and (vi) 18,370 LTIP Units issued in connection with the 2018 Long Term Incentive Plan; these units vested in full on March 2, 2022.

(7)	Consists of: (i) 13,779 unearned LTIP Units as of December 31, 2021 pursuant to the 2021 Annual Incentive Plan at the maximum level amount, (ii) 17,766 unearned LTIP Units as of December 31, 2021 pursuant to the 2021 Long-Term Performance-Based Incentive Plan at the maximum level amount, (iii) 19,100 unearned LTIP Units as of December 31, 2021 pursuant to the 2020 Long-Term Performance-Based Incentive Plan at the maximum level amount and (iv) 25,290 unearned LTIP Units as of December 31, 2021 pursuant to the 2019 Long-Term Performance-Based Incentive Plan at the maximum level amount. Upon issuance 50% of the LTIP Units issued under the 2021 Annual Plan will vest and the remaining 50% will vest on the first anniversary of the issuance date. Upon issuance 50% of the LTIP Units issued under the Long-Term Performance- Based Incentive Plans will vest on the issuance date and the remaining 50% will vest on the first anniversary of the issuance date.

(8)	Consists of: (i) 25,096 LTIP Units issued in connection with the Internalization on July 9, 2020 that had not vested as of December 31, 2021; one fourth of the originally granted units vested on July 9, 2021 and the remaining unvested units vest on a pro rata basis on each of July 9, 2022, July 9, 2023 and July 9, 2024, (ii) 10,201 LTIP Units issued in connection with our 2020 Annual Incentive Plan that had not vested as of December 31, 2021; one half of the originally granted units vested on March 2, 2021 and the remaining unvested units vested on March 2, 2022, (iii) 5,630 time-based-vesting-only LTIP Units issued in connection with our 2021 Long Term Incentive Plan that had not vested as of December 31, 2021; all of these units will vest in full on March 2, 2024 (iv) 2,603 time-based- vesting-only LTIP Units issued in connection with our 2020 Long Term Incentive Plan that had not vested as of December 31, 2021; one-half of these units vested on March 3, 2022 and the remaining units will vest on March 3, 2023 (v) 1,456 time-based- vesting-only LTIP Units issued in connection with our 2019 Long Term Incentive Plan that had not vested as of December 31, 2021; all of these units vested on March 5, 2022 and (vi) 9,260 LTIP Units issued in connection with the 2018 Long Term Incentive Plan; these units vested in full on March 2, 2022.

(9)	Consists of: (i) 8,891 unearned LTIP Units as of December 31, 2021 pursuant to the 2021 Annual Incentive Plan at the maximum level amount, (ii) 15,344 unearned LTIP Units as of December 31, 2021 pursuant to the 2021 Long-Term Performance-Based Incentive Plan at the maximum level amount, (iii) 12,732 unearned LTIP Units as of December 31, 2021 pursuant to the 2020 Long-Term Performance-Based Incentive Plan at the maximum level amount and (iv) 13,246 unearned LTIP Units as of December 31, 2021 pursuant to the 2019 Long-Term Performance-Based Incentive Plan at the maximum level amount. Upon issuance 50% of the LTIP Units issued under the 2021 Annual Plan will vest and the remaining 50% will vest on the first anniversary of the issuance date. Upon issuance 50% of the LTIP Units issued under the Long-Term Performance- Based Incentive Plans will vest on the issuance date and the remaining 50% will vest on the first anniversary of the issuance date.

(10)	Consists of: (i) 25,096 LTIP Units issued in connection with the Internalization on July 9, 2020 that had not vested as of December 31, 2021; one fourth of the originally granted units vested on July 9, 2021 and the remaining unvested units vest on a pro rata basis on each of July 9, 2022, July 9, 2023 and July 9, 2024, (ii) 10,201 LTIP Units issued in connection with our 2020 Annual Incentive Plan that had not vested as of December 31, 2021; one half of the originally granted units vested on March 2, 2021 and the remaining unvested units vested on March 2, 2022, (iii) 5,630 time-based-vesting-only LTIP Units issued in connection with our 2021 Long Term Incentive Plan that had not vested as of December 31, 2021; all of these units will vest in full on March 2, 2024 (iv) 2,603 time-based- vesting-only LTIP Units issued in connection with our 2020 Long Term Incentive Plan that had not vested as of December 31, 2021; one-half of these units vested on March 3, 2022 and the remaining units will vest on March 3, 2023 (v) 1,854 time-based- vesting-only LTIP Units issued in connection with our 2019 Long Term Incentive Plan that had not vested as of December 31, 2021; all of these units vested on March 5, 2022 and (vi) 12,124 LTIP Units issued in connection with the 2018 Long Term Incentive Plan; these units vested in full on March 2, 2022.

(11)	Consists of: (i) 8,891 unearned LTIP Units as of December 31, 2021 pursuant to the 2021 Annual Incentive Plan at the maximum level amount, (ii) 15,344 unearned LTIP Units as of December 31, 2021 pursuant to the 2021 Long-Term Performance-Based Incentive Plan at the maximum level amount, (iii) 12,732 unearned LTIP Units as of December 31, 2021 pursuant to the 2020 Long-Term Performance-Based Incentive Plan at the maximum level amount and (iv) 16,860 unearned LTIP Units as of December 31, 2021 pursuant to the 2019 Long-Term Performance-Based Incentive Plan at the maximum level amount. Upon issuance 50% of the LTIP Units issued under the 2021 Annual Plan will vest and the remaining 50% will vest on the first anniversary of the issuance date. Upon issuance 50% of the LTIP Units issued under the Long-Term Performance-Based Incentive Plans will vest on the issuance date and the remaining 50% will vest on the first anniversary of the issuance date.

2021 OPTION EXERCISES AND STOCK VESTED TABLE

The following table presents information concerning option exercises and stock vested for NEOs that vested during 2021.

	Stock Awards
Name	Number of Shares Acquired on Vesting		Value Realized on Vesting
Jeffrey Busch	130,649	(1)	$1,856,137	(1)
Robert Kiernan	81,822	(2)	$1,157,777	(2)
Alfonzo Leon	79,949	(3)	$1,116,486	(3)
Danica Holley	49,186	(4)	$683,087	(4)
Jamie Barber	58,728	(5)	$815,303	(5)

(1)	Consists of: (i) 47,801 LTIP Units that vested on July 9, 2021 pursuant to the terms of the Internalization grant; the closing price of our common stock on July 9, 2021 was $15.22 per share; (ii) 17,380 LTIP Units that vested on March 2, 2021 pursuant to our 2020 Annual Incentive Plan; the closing price of our common stock on March 2, 2021 was $13.47 per share; (iii) 10,100 LTIP Units that vested on March 3, 2021 pursuant to our 2019 Annual Incentive Plan; the closing price of our common stock on March 3, 2021 was $13.76 per share; (iv) 2,138 LTIP Units that vested on March 3, 2021 pursuant to our 2020 Long-Term Incentive Plan (time-based vesting); the closing price of our common stock on March 3, 2021 was $13.76 per share; (v) 3,045 LTIP Units that vested on March 5, 2021 pursuant to our 2019 Long-Term Incentive Plan (time-based vesting); the closing price of our common stock on March 5, 2021 was $13.68 per share; (vi) 4,370 LTIP Units that vested on March 5, 2021 pursuant to our 2018 Long-Term Incentive Plan (time-based vesting); the closing price of our common stock on March 5, 2021 was $13.68 per share; (vii) 25,975 LTIP Units that vested on March 3, 2021 pursuant to our 2017 Long-Term Incentive Plan (performance-based); the closing price of our common stock on March 3, 2021 was $13.76 per share; and (viii) 19,840 LTIP Units that vested on March 2, 2021 pursuant to our 2018 Long-Term Incentive Plan (performance-based); the closing price of our common stock on March 2, 2021 was $13.47 per share.

2)	Consists of: (i) 17,926 LTIP Units that vested on July 9, 2021 pursuant to the terms of the Internalization grant; the closing price of our common stock on July 9, 2021 was $15.22 per share; (ii) 13,717 LTIP Units that vested on March 2, 2021 pursuant to our 2020 Annual Incentive Plan; the closing price of our common stock on March 2, 2021 was $13.47 per share; (iii) 8,416 LTIP Units that vested on March 3, 2021 pursuant to our 2019 Annual Incentive Plan; the closing price of our common stock on March 3, 2021 was $13.76 per share; (iv) 1,673 LTIP Units that vested on March 3, 2021 pursuant to our 2020 Long-Term Incentive Plan (time-based vesting); the closing price of our common stock on March 3, 2021 was $13.76 per share; (v) 2,119 LTIP Units that vested on March 5, 2021 pursuant to our 2019 Long-Term Incentive Plan (time-based vesting); the closing price of our common stock on March 5, 2021 was $13.68 per share; (vi) 3,156 LTIP Units that vested on March 5, 2021 pursuant to our 2018 Long-Term Incentive Plan (time-based vesting); the closing price of our common stock on March 5, 2021 was $13.68 per share; (vii) 9,864 LTIP Units that vested on March 5, 2021 pursuant to Mr. Kiernan’s 2018 retention grant; the closing price of our common stock on March 5, 2021 was $13.68 per share; (viii) 10,621 LTIP Units that vested on August 22, 2021 pursuant to our 2017 Long-Term Incentive Plan (performance-based); the closing price of our common stock on August 20, 2021 (the closing price on the last trading day prior to the vesting date) was $15.18 per share; and (ix) 14,330 LTIP Units that vested on March 2, 2021 pursuant to our 2018 Long-Term Incentive Plan (performance-based); the closing price of our common stock on March 2, 2021 was $13.47 per share.

3)	Consists of: (i) 17,926 LTIP Units that vested on July 9, 2021 pursuant to the terms of the Internalization grant; the closing price of our common stock on July 9, 2021 was $15.22 per share; (ii) 13,470 LTIP Units that vested on March 2, 2021 pursuant to our 2020 Annual Incentive Plan; the closing price of our common stock on March 2, 2021 was $13.47 per share; (iii) 8,416 LTIP Units that vested on March 3, 2021 pursuant to our 2019 Annual Incentive Plan; the closing price of our common stock on March 3, 2021 was $13.76 per share; (iv) 1,952 LTIP Units that vested on March 3, 2021 pursuant to our 2020 Long-Term Incentive Plan (time-based vesting); the closing price of our common stock on March 3, 2021 was $13.76 per share; (v) 2,781 LTIP Units that vested on March 5, 2021 pursuant to our 2019 Long-Term Incentive Plan (time-based vesting); the closing price of our common stock on March 5, 2021 was $13.68 per share; (vi) 4,047 LTIP Units that vested on March 5, 2021 pursuant to our 2018 Long-Term Incentive Plan (time-based vesting); the closing price of our common stock on March 5, 2021 was $13.68 per share; (vii) 12,987 LTIP Units that vested on March 3, 2021 pursuant to our 2017 Long-Term Incentive Plan (performance-based); the closing price of our common stock on March 3, 2021 was $13.76 per share; and (viii) 18,370 LTIP Units that vested on March 2, 2021 pursuant to our 2018 Long-Term Incentive Plan (performance-based); the closing price of our common stock on March 2, 2021 was $13.47 per share.

4)	Consists of: (i) 8,365 LTIP Units that vested on July 9, 2021 pursuant to the terms of the Internalization grant; the closing price of our common stock on July 9, 2021 was $15.22 per share; (ii) 10,201 LTIP Units that vested on March 2, 2021 pursuant to our 2020 Annual Incentive Plan; the closing price of our common stock on March 2, 2021 was $13.47 per share; (iii) 6,172 LTIP Units that vested on March 3, 2021 pursuant to our 2019 Annual Incentive Plan; the closing price of our common stock on March 3, 2021 was $13.76 per share; (iv) 1,302 LTIP Units that vested on March 3, 2021 pursuant to our 2020 Long-Term Incentive Plan (time-based vesting); the closing price of our common stock on March 3, 2021 was $13.76 per share; (v) 1,456 LTIP Units that vested on March 5, 2021 pursuant to our 2019 Long-Term Incentive Plan (time-based vesting); the closing price of our common stock on March 5, 2021 was $13.68 per share; (vi) 2,039 LTIP Units that vested on March 5, 2021 pursuant to our 2018 Long-Term Incentive Plan (time-based vesting); the closing price of our common stock on March 5, 2021 was $13.68 per share; (vii) 10,391 LTIP Units that vested on March 3, 2021 pursuant to our 2017 Long-Term Incentive Plan (performance-based); the closing price of our common stock on March 3, 2021 was $13.76 per share; and (viii) 9,260 LTIP Units that vested on March 2, 2021 pursuant to our 2018 Long-Term Incentive Plan (performance-based); the closing price of our common stock on March 2, 2021 was $13.47 per share.

5)	Consists of: (i) 8,365 LTIP Units that vested on July 9, 2021 pursuant to the terms of the Internalization grant; the closing price of our common stock on July 9, 2021 was $15.22 per share; (ii) 10,201 LTIP Units that vested on March 2, 2021 pursuant to our 2020 Annual Incentive Plan; the closing price of our common stock on March 2, 2021 was $13.47 per share; (iii) 6,733 LTIP Units that vested on March 3, 2021 pursuant to our 2019 Annual Incentive Plan; the closing price of our common stock on March 3, 2021 was $13.76 per share; (iv) 1,302 LTIP Units that vested on March 3, 2021 pursuant to our 2020 Long-Term Incentive Plan (time-based vesting); the closing price of our common stock on March 3, 2021 was $13.76 per share; (v) 1,854 LTIP Units that vested on March 5, 2021 pursuant to our 2019 Long-Term Incentive Plan (time-based vesting); the closing price of our common stock on March 5, 2021 was $13.68 per share; (vi) 2,670 LTIP Units that vested on March 5, 2021 pursuant to our 2018 Long-Term Incentive Plan (time-based vesting); the closing price of our common stock on March 5, 2021 was $13.68 per share; (vii) 8,346 LTIP Units that vested on March 5, 2021 pursuant to Mr. Barber’s 2018 retention grant; the closing price of our common stock on March 5, 2021 was $13.68 per share; (viii) 7,133 LTIP Units that vested on May 7, 2021 pursuant to our 2017 Long-Term Incentive Plan (performance-based); the closing price of our common stock on May 7, 2021 was $14.11 per share; and (ix) 12,124 LTIP Units that vested on March 2, 2021 pursuant to our 2018 Long-Term Incentive Plan (performance-based); the closing price of our common stock on March 2, 2021 was $13.47 per share.

PENSION BENEFITS

We do not currently sponsor or maintain any plans that provide for specified retirement payments or benefits, such as tax-qualified defined benefit plans or supplemental executive retirement plans, for our NEOs.

NONQUALIFIED DEFERRED COMPENSATION

We do not currently sponsor or maintain any plans that provide for defined contribution or other deferrals of compensation on a basis that is not tax-qualified for our NEOs.

PAY RATIO DISCLOSURE

Pursuant to the Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are required to disclose in this Proxy Statement the following information for the 2021 fiscal year:

•	the median of the annual total compensation of all employees of our Company (excluding our CEO);

•	the annual total compensation of our CEO; and

•	the ratio of the annual total compensation of our CEO to the median of the total annual compensation of all of our employees (excluding our CEO).

Based on Item 402(u) and applicable SEC guidance and applying the methodology described below, we have determined that our CEO’s annual total compensation for 2021 was $1,506,795, and our good faith estimate of the median of the annual total compensation of all of our employees (excluding our CEO) for 2021 was $252,500. Accordingly, we estimate the ratio of our CEO’s annual total compensation for 2021 to the median of the annual total compensation of all our employees (excluding our CEO) for 2021 was 5.97 to 1.

We selected December 31, 2021, which is a date within the last three months of the end of fiscal year 2021, as the date we would use to identify our median employee. To identify the median employee from our employee population, we used the amount of salary, bonus and the target value of equity awards made to employees under our equity plans. We used our payroll records to identify this information. In making this determination, we did not annualize the compensation of those employees who did not work for the Company for the entire fiscal year. We also did not make any cost-of-living adjustments in identifying the median employee. We believe total compensation, including the target value of equity awards granted to employees under the Company’s equity plans, is an appropriate and consistently applied compensation measure because a significant number of our employees participate in the equity plan.

Under Item 402(u) and applicable SEC guidance, each company has considerable flexibility to use a compensation measure to identify its median employee, provided the measure is consistently applied to all employees included in the calculation. Additionally, companies are afforded significant discretion as to the assumptions, adjustments and estimates it uses to identify the median employee or to determine annual total compensation of the median employee. Therefore, our 2021 pay ratio is not intended to facilitate a comparison to the pay ratio disclosed by any other company, including any company in our peer group.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

The following section describes potential payments and benefits to the NEOs under the Company’s compensation and benefit plans and arrangements upon termination of employment or a change of control of the Company.

The Employment Agreements (with respect to Messrs. Busch, Kiernan and Leon) and Severance Plan (with respect to Mr. Barber and Mrs. Holley) provide for payments and other benefits if the NEO’s employment with us is terminated under circumstances specified in his/her respective Employment Agreement or Severance Plan. An NEO’s rights upon the termination of his employment will depend upon the circumstances of the termination. The table below summarizes these rights and the amount of any payments and benefits due under the circumstances specified for the NEO indicated.

Further, certain of the Company’s benefit plans and arrangements contain provisions regarding acceleration of vesting and payment upon a resignation for specified termination events. With respect to Messrs. Busch, Kiernan and Leon, the provisions of the Company’s benefit plans were superseded by the severance provisions described above in “Narrative Discussion of Summary Compensation Table.” With respect to the Severance Plan, the provisions of the Company’s benefit plans with respect to a termination other than for “cause” were superseded by the severance provisions described above in “Narrative Discussion of Summary Compensation Table” and the provisions of the Company’s benefit plans with respect to a resignation for “good reason” shall apply to Mr. Barber and Mrs. Holley as the Severance Plan does not provide for severance due to a participant’s resignation for “good reason”.

With respect to any potential performance-based equity compensation that our NEOs may receive upon a qualified termination or change-in-control, the Employment Agreements and Severance Plan state that the mechanism for payment of such awards shall be determined by the related Company benefit plans.

In addition, the Company may authorize discretionary severance payments, which are unknown at this time, to its NEOs upon termination.

Time-Based LTIP Awards

The Company’s benefit plans and award agreements provide that LTIP Units will vest upon the date that the grantee’s employment with the Company and its affiliates ends on account of the grantee’s termination of employment by the grantee for Good Reason (as defined below):

“Good Reason” means: (i) a material diminution in the grantee’s base salary; (ii) a material diminution or adverse change in the grantee’s title, duties or authority; (iii) a material breach by the Company or the Operating Partnership of any of its covenants or obligations under the relevant LTIP Award Agreement; or (iv) the relocation of the geographic location of the grantee’s principal place of employment by more than 50 miles from the location of the grantee’s principal place of employment; provided that, in the case of the grantee’s allegation of Good Reason, (A) the condition described in the foregoing clauses must have arisen without the grantee’s consent; (B) the grantee must provide written notice to the Operating Partnership of such condition in accordance with the Agreement within 45 days of the initial existence of the condition; (C) the condition specified in such notice must remain uncorrected for 30 days after receipt of such notice by the Operating Partnership; and (D) the grantee’s date of termination must occur within 60 days after such notice is received by the Operating Partnership.

Annual and Long-Term Performance-Based Incentive Awards

Qualified Termination — The applicable award agreements provide that all earned LTIP Units will vest upon the date of a qualified termination (generally, a termination without cause, by executive for good reason, as a result of death or disability or retirement). Forfeiture restrictions are removed in the event of a termination of the executive’s position without “Cause” or for “Good Reason” or as a result of the executive’s retirement, although transfer and redemption restrictions remain until such dates as such executive’s awards would have vested absent such termination or retirement.

With respect to any unearned LTIP Units as of the date of a qualified termination, the relevant performance metrics will be evaluated on the original valuation date for each plan as if such termination had not occurred and then, with respect to LTIP Units then earned, a partial service factor will be applied to determine that actual number of LTIP Units to issue to the grantee.

Change-in-Control — Upon a Change-in-Control, with respect to the Annual Performance-Based Awards, (i) if a Change-in-Control had occurred prior to the first anniversary of the effective date of the plan, the performance goals related to such plan would have been pro-rated based on the effective date of the Change-in-Control and the number of resulting earned LTIP Awards would have been pro-rated based on the effective date of the Change-in-Control and (ii) if a Change-in-Control occurs after the first anniversary of the effective date of the plan, the performance goals will be measured as if such Change- in- Control had not occurred and the amount of earned LTIP Units will be determined accordingly.

With respect to the Long-Term Performance-Based Awards, (i) if a Change-in-Control occurs prior to the third anniversary of the effective date of the plan, the performance goals related to such plan would have been pro-rated based on the effective date of the Change-in-Control and the number of resulting earned LTIP Awards would have been pro-rated based on the effective date of the Change-in-Control and (ii) if a Change-in-Control occurs after the third anniversary of the effective date of the plan, the performance goals will be measured as if such Change-in-Control had not occurred and the amount of earned LTIP Units will be determined accordingly.

Any earned LTIP Units issued upon a Change-in-Control as described above will be subject to the same vesting schedule as if the Change-in-Control had not occurred except that, if a qualified termination occurs prior to the one-year anniversary of such Change-in-Control, all earned LTIP Units shall immediately vest upon such termination.

Severance and Change-in-Control Payment Table as of December 31, 2021

The following tables represent the payments due to our NEOs in the event that termination or change-in-control payments would have been triggered under our compensation arrangements on December 31, 2021. The Amounts below are based on the closing price of the Company’s common stock on December 31, 2021, which was the last trading day of 2021, of $17.75 per share.

Name	Benefit	Death/Disability		Company Non- Renewal		Termination By Company without Cause		Termination By Executive for Good Reason		Change-in- Control Termination
Jeffrey Busch	Cash Severance	$311,894	(1)	$2,711,894	(4)	$2,711,894	(4)	$2,711,894	(4)	$3,911,894	(6)
	Acceleration of LTIP Units	$4,274,869	(2)	$4,274,869	(2)	$4,274,869	(2)	$4,274,869	(2)	$4,620,745	(7)
	Other	$18,094	(3)	$18,094	(3)	$18,094	(3)	$18,094	(3)	$18,094	(8)
	Total	$4,604,857		$7,004,857		$7,004,857		$7,004,857		$8,550,733

Robert Kiernan	Cash Severance	$174,141	(1)	$844,141	(4)	$844,141	(4)	$844,141	(4)	$1,514,141	(6)
	Acceleration of LTIP Units	$2,154,307	(2)	$2,154,307	(2)	$2,154,307	(2)	$2,154,307	(2)	$2,411,167	(7)
	Other	$12,063	(3)	$12,063	(3)	$12,063	(3)	$12,063	(3)	$18,094	(8)
	Total	$2,340,511		$3,010,511		$3,010,511		$3,010,511		$3,943,402

Alfonzo Leon	Cash Severance	$161,145	(1)	$781,145	(4)	$781,145	(4)	$781,145	(4)	$1,401,145	(6)
	Acceleration of LTIP Units	$2,341,290	(2)	$2,341,290	(2)	$2,341,290	(2)	$2,341,290	(2)	$2,635,656	(7)
	Other	$12,063	(3)	$12,063	(3)	$12,063	(3)	$12,063	(3)	$18,094	(8)
	Total	$2,514,498		$3,134,498		$3,134,498		$3,134,498		$4,054,895

Danica Holley	Cash Severance	$103,965	(1)	N/A		$250,000	(5)	$—		$900,000	(6)
	Acceleration of LTIP Units	$1,290,358	(2)	N/A		$1,290,348	(2)	$1,290,358	(2)	$1,503,837	(7)
	Other	$7,487	(3)	N/A		$7,487	(3)	$—		$11,230	(8)
	Total	$1,401,809		N/A		$1,547,845		$1,290,358		$2,415,067

Jamie Barber	Cash Severance	$103,965	(1)	N/A		$250,000	(5)	$—		$900,000	(6)
	Acceleration of LTIP Units	$1,408,697	(2)	N/A		$1,408,697	(2)	$1,408,697	(2)	$1,662,176	(7)
	Other	$12,063	(3)	N/A		$12,063	(3)	$—		$18,094	(8)
	Total	$1,524,725		N/A		$1,670,760		$1,408,697		$2,540,271

(1)	Represents executive’s annual target bonus for the year of a termination due to death or disability, pro-rated for the number of days he/she was employed by the Company during that year.

(2)	Represents (i) all unvested, time-based equity awards outstanding as of December 31, 2021, (ii) 2021 Annual Incentive Plan Award at 101% of the target award, which represents the amount earned based on the Company performance as of December 31, 2021 (assuming the discretionary component of the 2021 Annual Incentive Plan was earned at the target level), and (iii) 2019 Long-Term Equity Award at 200% of the target award, which represents the amount actually earned at the end of the performance period (March 4, 2022) reduced by a partial service factor to reflect a deemed termination date of December 31, 2021. Because the performance periods for the 2020 and 2021 Long-Term Incentive Plans will not end until after the date of this Proxy Statement, we are unable to determine the amount of LTIP Units that would be awarded under those plans based on a deemed termination date of December 31, 2021. The target and maximum awards available under the 2020 Long-Term Incentive Plan, after the application of a partial service factor to reflect a deemed termination date of December 31, 2021, equaled (i) for Mr. Busch, $113,357 and $226,714, respectively, (ii) for Mr. Kiernan, $88,722 and $177,443, respectively, (iii) for Mr. Leon, $103,505 and $207,010, respectively, (iv) for Ms. Holley, $68,996 and $137,992, respectively and (v) for Mr. Barber, $68,996 and $137,992, respectively. The target and maximum awards available under the 2021 Long-Term Incentive Plan, after the application of a partial service factor to reflect a deemed termination date of December 31, 2021 equal (i) for Mr. Busch, $59,691 and $119,382, respectively, (ii) for Mr. Kiernan, $39,792 and $79,585, respectively, (iii) for Mr. Leon, $43,774 and $87,548, respectively, (iv) for Ms. Holley, $37,806 and $75,613, respectively, and (v) for Mr. Barber, $37,806 and $75,613, respectively.

(3)	Represents COBRA payments for (i) a maximum of 18 months with respect to Mr. Busch, and (ii) a maximum of 12 months with respect to Messrs. Kiernan, Leon and Barber and Ms. Holley. Amounts are based on the monthly health insurance premium paid by the Company for the month of December 2021.

(4)	For Mr. Busch, represents a payment equal to the sum of (i) two times the sum of (a) annual base salary for 2021 and (b) target bonus for 2021 and (ii) pro-rata bonus for 2021 (less amounts earned pursuant to the equity component of the Company 2021 Annual Incentive Plan). For Messrs. Kiernan and Leon, represents a payment equal to the sum of (i) one times the sum of (a) annual base salary for 2021 and (b) target bonus for 2021 and (ii) pro-rata bonus for 2021 (less amounts earned pursuant to the equity component of the Company 2021 Annual Incentive Plan).

(5)	Represents a payment equal to one times the executive’s annual base salary. Pursuant to the Severance Plan, Ms. Holley and Mr. Barber would only receive this cash severance upon a no “cause” termination event. Neither Ms. Holley nor Mr. Barber is entitled to receive a cash severance upon a termination by them for “good reason.”

(6)	For Mr. Busch, represents a payment equal to the sum of (i) three times the sum of (a) annual base salary for 2021 and (b) target bonus for 2021 and (ii) target bonus for 2021 (less amounts earned pursuant to the equity component of the Company 2021 Annual Incentive Plan). For Messrs. Kiernan and Leon, represents a payment equal to the sum of two times the sum of (a) annual base salary for 2021 and (b) target bonus for 2021 and (ii) target bonus for 2021 (less amounts earned pursuant to the equity component of the Company 2021 Annual Incentive Plan). For Mr. Barber and Ms. Holley, represents a payment equal to two times the sum of (i) annual base salary for 2020 and (ii) target bonus for 2021.

(7)	Consists of (i) all unvested, time-based equity awards outstanding as of December 31, 2021, (ii) all outstanding 2021 annual equity incentive awards, assuming a performance level equal to 101% of the target awards (which reflects the plan performance goals that had been achieved as of December 31, 2021) and assumes the executive achieved the target level of the discretionary component of the award, (iii) 188% of the executive’s target 2019 Long-Term Incentive Plan Awards, which represents the amount due based on an assumed acquisition stock price of $17.75 on December 31, 2021 after the application of a partial service factor, (iv) 122% of the executive’s aggregate target 2020 Long-Term Incentive Plan Awards, which represents the amount due based on an assumed acquisition stock price of $17.75 on December 31, 2021 after the application of a partial service factor and (v) 56% of the executive’s aggregate target 2021 Long-Term Incentive Plan Awards, which represents the amount due based on an assumed acquisition stock price of $17.75 on December 31, 2021 after the application of a partial service factor.

(8)	Represents COBRA payments for (i) a maximum of 18 months with respect to Messrs. Busch, Kiernan and Leon and (ii) a maximum of 12 months with respect to Mr. Barber and Mrs. Holley. Amounts are based on the monthly health insurance premium paid by the Company for the month of December 2021.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table sets forth information as of December 31, 2021, with respect to compensation plans under which our equity securities are authorized for issuance. We have no such plans that were not approved by security holders.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of our outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	2,182,479	(1)	N/A	1,469,653

(1)	Represents outstanding LTIP Units, which are a separate non-voting class of limited partnership interests structured as profits interests. The LTIP Units, subject to certain forfeiture provisions, may be redeemed into either, at the election of the Company, (i) shares of our common stock on a one-for-one basis or (ii) cash.

COMPENSATION OF DIRECTORS

For 2021, each of our independent directors received an annual cash retainer of $40,000. Our lead independent director received an additional cash retainer of $22,500. The Chair of the Audit Committee received an additional annual cash retainer of $17,500 and each other member of the Audit Committee received an additional annual cash retainer of $8,750. The Chair of the Compensation Committee received an additional annual cash retainer of $12,500 and each other member of the Compensation Committee received an additional annual cash retainer of $6,250. The Chair of the Nominating and Corporative Governance Committee received an additional annual cash retainer of $10,000 and each other member of the Nominating and Corporate Governance Committee received an additional annual cash retainer of $5,000. The Chair of the Investment Committee received an additional annual cash retainer of $15,000 and each other member of the Investment Committee (except those members who are not independent directors) received an additional annual cash retainer of $7,500.

The equity-based compensation paid to our independent directors in 2021 consisted of time- based LTIP Units. LTIP Units granted to our independent directors generally vest on the first anniversary of the grant date.

The following table summarizes the compensation we paid to our independent directors in 2021.

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)	Total
Henry Cole(3)	$76,425	$60,000	$136,425
Matthew L. Cypher Ph.D.(3)	$60,326	$60,000	$120,326
Ronald Marston(3)	$62,936	$60,000	$122,936
Dr. Roscoe Moore(3)	$50,762	$60,000	$110,762
Zhang Huiqi(4)	$—	$—	$—
Lori Wittman(3)	$61,198	$60,000	$121,198
Paula Crowley(3)	$60,872	$60,000	$120,872

(1)	Represents the annual retainer fees earned during 2021.

(2)	The number of LTIP Units comprising each LTIP grant for the stated stock award dollar value was based on a price of $14.21 per unit, which was the 10-day volume weighted average price of the Company’s common stock as of May 26, 2021, the date of grant. The stock award values disclosed in this director compensation table are based on market values of the Company’s common stock at the time of grant, which differ from the values calculated in accordance with GAAP as reported in the Company’s audited historical financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021. See Note 7 — Stock-Based Compensation in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021.

(3)	As of December 31, 2021, this director had 4,222 unvested LTIP Units.

(4)	As of December 31, 2021, this director did not have any unvested LTIP Units.

In February 2022, our Board approved the following compensation for our independent directors for 2022 that will be effective as of May 11, 2022 (the date of the Annual Meeting):

•	an annual payment of $75,000, payable on the date of the Annual Meeting in LTIP Units;

•	an annual cash retainer of $50,000, payable in equal amounts each quarter;

•	an additional annual cash retainer of $20,000, $15,000, $15,000, and $12,500 for the chairperson of our audit committee, compensation committee, nominating and corporate governance committee and ESG Committee, respectively;

•	an additional annual cash retainer of $10,000, $7,500, $7,500, and $6,250 for each other member of our audit committee, compensation committee, nominating and corporate governance committee and ESG Committee, respectively; and

•	an additional $25,000 cash retainer to our lead independent director.

Our Board of Directors may revise our directors’ compensation in its discretion.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

General

Each of our directors, director nominees and executive officers is required to complete an annual disclosure questionnaire and report all transactions with us in which they and their immediate family members had or will have a direct or indirect material interest with respect to us. The Nominating and Corporate Governance Committee generally reviews any past or proposed transactions between our Company and related persons (as such term is defined in Item 404 of Regulation S-K). If we believe a transaction is significant to us and raises particular conflict of interest issues, the Audit Committee will discuss the matter with legal or other appropriate counsel to evaluate and approve the transaction.

Mr. Brandon Cole’s Employment

Mr. Brandon Cole, the son of Mr. Henry Cole, is employed by the Company as its Director of Operations. During 2021, Mr. Brandon Cole earned aggregate compensation of approximately $150,000, including base salary, non-equity incentive plan compensation and equity incentive plan compensation. Mr. Henry Cole did not have any role in determining the compensation paid to his son. Mr. Brandon Cole’s compensation was determined jointly by our Chief Operating Officer, Ms. Danica Holley, and our Chief Financial Officer, Mr. Robert Kiernan, and approved by our Chief Executive Officer, Mr. Jeffrey Busch.

Approval of Transactions with Related Persons

The Board of Directors has adopted a written related persons transactions policy, to be followed in connection with all related person transactions involving the Company. Prior to entering into a related party transaction, the Audit Committee reviews the material facts of the transaction and either approves or disapproves of the entry into the transaction, subject to certain exceptions described in the policy. If advance Audit Committee approval is not feasible, then the transaction is considered and ratified (if the Audit Committee determines it to be appropriate) at the Audit Committee’s next regularly scheduled meeting. In determining whether to approve or ratify a transaction, the Audit Committee will take into account, among other factors it deems appropriate, (1) whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances, (2) the extent of the related person’s interest in the transaction and (3) whether the transaction is material to the Company.

Under our Nominating and Corporate Governance Committee charter, the Nominating and Corporate Governance Committee is also responsible for reviewing and approving in advance any related party transactions, other than related party transactions which have been preapproved pursuant to preapproval guidelines or rules established by the Nominating and Corporate Governance Committee or the Board.

PROPOSAL 3 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We are asking our stockholders to ratify the appointment of Deloitte as our independent registered public accounting firm for 2022. Although the ratification is not required by our bylaws or other governing documents, the Board is submitting the selection of Deloitte to our stockholders for ratification as a matter of good corporate practice. Even if the stockholders do ratify the appointment, our Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it believes that such a change would be in the best interest of us and our stockholders.

We expect that a representative of Deloitte will be present virtually at the Annual Meeting, will be given the opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

The Board of Directors recommends a vote FOR the ratification of the appointment of Deloitte as our independent registered public accounting firm for 2022.

Fees Paid to Our Independent Registered Public Accounting Firm

The following is a summary of the fees incurred by the Company with Deloitte for professional services rendered for the years ended December 31, 2021 and 2020.

	Year Ended December 31, 2021	Year Ended December 31, 2020
Audit Fees	$578,040	$546,000
Audit-Related Fees	105,000	90,000
Tax Fees	—	—
All Other Fees	—	—
Total	$683,040	$636,000

Audit Fees

“Audit Fees” consist of fees and expenses billed for professional services rendered for the audit of the consolidated financial statements, audit of management’s assessment of internal controls, review of the interim consolidated financial statements, review of registration statements and the preparation of comfort letters and services that are normally provided by accountants in connection with statutory and regulatory filings or engagements.

Audit-Related Fees

“Audit-Related Fees” consist of fees and expenses for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements that are not “Audit Fees.”

Tax Fees

“Tax Fees” consist of fees and related expenses billed for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal and state tax compliance, tax planning and structuring and research and assistance.

All Other Fees

“All Other Fees” consist of fees and expenses for products and services that are not “Audit Fees,” “Audit-Related Fees” or “Tax Fees.”

Pre-Approval Policy

All audit, tax and other services provided to us are reviewed and pre-approved by the Audit Committee. All fees paid to Deloitte in 2021 and 2020 described above were approved by the Audit Committee.

OTHER MATTERS

We do not know of any other matters to come before the Annual Meeting. If, however, any other matters do come before the Annual Meeting, it is the intention of the persons designated as proxies to vote in accordance with their discretion on such matters.

GLOBAL MEDICAL REIT INC. Proxy for Annual Meeting of Stockholders on May 11, 2022 Solicited on Behalf of the Board of Directors The undersigned hereby appoints Jeffrey Busch and Jamie A. Barber, and each of them, with full power of substitution in each of them and power to act alone, as proxies to vote all the shares of Common Stock which the undersigned would be entitled to vote if personally present and acting at the Annual Meeting of Stockholders (the “Annual Meeting”) of Global Medical REIT Inc., a Maryland corporation (the “Company”), to be held virtually, by means of remote communications, on May 11, 2022 at 10:00 a.m. Eastern Time, and to otherwise represent the undersigned at the Annual Meeting, and at any adjournments or postponements thereof. In order to attend the meeting, you must register at https://viewproxy.com/gmre/2022/htype.asp by 11:59 PM ET on May 9, 2022. On the day of the Annual Meeting, if you have properly registered, you may enter the meeting by clicking on the link provided and the password you received via email in your registration confirmation. Further instructions on how to attend and vote at the Annual Meeting are contained in the Proxy Statement in the section titled “Question and Answers About the Annual Meeting”. The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Stockholders and of the accompanying Proxy Statement and revokes any proxy heretofore given. The votes entitled to be cast by the undersigned will be cast as instructed below. If no instructions are given, the votes entitled to be cast by the undersigned will be cast “for” each of the nominees for directors and “for” each of the other proposals, all as described in the Proxy Statement. The votes entitled to be cast by the undersigned will be cast in the discretion of the Proxy holder on any other matter that may properly come before the Annual Meeting. (Continued and to be signed on the reverse side) Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held May 11, 2022. The Proxy Statement and our 2021 Annual Report on Form 10-K are available at: http://www.viewproxy.com/GMRE/2022 PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED.

Please mark your votes like this ☒ The Board of Directors recommends that you vote FOR proposals 1-3. 1. To elect each of the following nominees to serve as director until the next annual meeting of stockholders and until her or his successor is duly elected and qualifies. NOMINEES: (01) Jeffrey M. Busch ☐ FOR ☐ AGAINST ☐ ABSTAIN (02) Matthew Cypher ☐ FOR ☐ AGAINST ☐ ABSTAIN (03) Ronald Marston ☐ FOR ☐ AGAINST ☐ ABSTAIN (04) Roscoe Moore, Jr. ☐ FOR ☐ AGAINST ☐ ABSTAIN (05) Henry E. Cole ☐ FOR ☐ AGAINST ☐ ABSTAIN (06) Zhang Huiqi ☐ FOR ☐ AGAINST ☐ ABSTAIN (07) Paula R. Crowley ☐ FOR ☐ AGAINST ☐ ABSTAIN (08) Lori Wittman ☐ FOR ☐ AGAINST ☐ ABSTAIN DO NOT PRINT IN THIS AREA (Shareholder Name & Address Data) Address Change/Comments: (If you noted any Address Changes and/or Comments above, please mark box.) ☐ 2. Advisory vote to approve the compensation of the Company’s named executive officers as described in the accompanying Proxy Statement. ☐ FOR ☐ AGAINST ☐ ABSTAIN 3. To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2022. ☐ FOR ☐ AGAINST ☐ ABSTAIN 4. To consider and vote upon such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof. Date Signature Signature (Joint Owners) Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. VIRTUAL CONTROL NUMBER VIRTUAL CONTROL NUMBER PROXY VOTING INSTRUCTIONS Please have your 11-digit control number ready when voting at the Annual Meeting or when granting a proxy to vote by Internet or Telephone INTERNET TELEPHONE MAIL Vote Your Proxy on the Internet: Go to www.AALvote.com/GMRE Vote Your Proxy by Phone: Call 1(866) 804-9616 Vote Your Proxy by Mail: Have your proxy card available when you access the above website. Follow the prompts to vote your shares. Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares. Mark, sign, and date your proxy card, then detach it, and return it in the postage paid envelope provided. PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED.